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# We don't wait for the future.

# We build it.

verizon

We don’t wait for the future. 2018 Notice of Annual Meeting of Shareholders and Proxy Statement

The

Verizon Board

From left to right:
Lowell C. McAdam	Mark T. Bertolini	Richard L. Carrión	Clarence Otis, Jr.

Shellye L. Archambeau	Kathryn A. Tesija	Melanie L. Healey	M. Frances Keeth

Rodney E. Slater	Gregory G. Weaver	Gregory D. Wasson	Karl-Ludwig Kley

To our

Shareholders

As directors, we strive to govern Verizon with the utmost integrity. We believe that Verizon’s commitment to the highest standards of corporate governance drives success and builds sustainable, long-term value for shareholders. We focus our attention on overseeing the Company’s business strategies, risk management, board composition and succession planning. We would like to take this opportunity to provide you with an update on our progress in 2017.

Strategy oversight

Our Board is vigilant in the oversight of Verizon’s long-term strategy. At each Board meeting and during our annual strategy retreat, we engage Verizon’s senior leaders in robust discussions about the Company’s strategic goals. It is with our corporate strategy and business priorities in mind that the Human Resources Committee determines the appropriate compensation structures and levels for our senior leaders to incentivize them to achieve these goals. To ensure Verizon has the financial ability to execute on our strategic plan, the Finance Committee monitors Verizon’s capital needs and financing plans. In addition, in order gain a broader perspective on the environment in which Verizon competes, our directors participate in numerous activities outside the boardroom, including regular education sessions on topics central to the industry.

Risk oversight

We view Board oversight of Verizon’s risk profile – in its strategic activity, business operations and deployment of capital – as fundamental to the well-being of our Company. Our directors ensure that Verizon’s risk management policies and procedures are consistent with the Company’s strategy and risk appetite, that these policies and procedures are effective and functioning as directed, and that management is fostering a culture of risk-aware decision making throughout the organization. Verizon has a robust, formalized business risk management reporting process that is overseen by the Audit Committee and designed to provide visibility to the Board on critical risks and risk mitigation strategies. Our Board also regularly receives briefings on cybersecurity, privacy, product-related risks and “lessons learned” from completed mergers and acquisitions.

Board composition and refreshment

We believe that good governance starts with an independent, engaged and diverse Board. Women comprise one-third of our current Board, and for the last 12 years, a woman has served as our independent lead director. Nearly half of our directors are Hispanic or African American. Verizon’s commitment to board refreshment is central to ensuring that the composition of our Board evolves along with our strategic needs for the future. Our Corporate Governance and Policy Committee regularly evaluates director skill sets to ensure the optimal combination of expertise is represented on the Board. In the last seven years, seven new independent directors have been elected to the Board, and over the past year, the Corporate Governance and Policy Committee has been actively overseeing the recruitment of additional directors to ensure that this refreshment process continues.

Succession planning and talent management

Our Board recognizes that one of our most important duties is to oversee the development of executive talent and ensure continuity in our senior leadership, as well as the efficient succession of the CEO. The Human Resources Committee takes the lead in overseeing succession planning and assignments to key leadership positions, and regularly reports to the full Board during executive sessions. Our Board conducts an annual in-depth review of senior leader development and succession planning to assure that our processes support Verizon’s strategic objectives. We also interact frequently with high potential executives – not just in Board meetings but in less formal settings — so that we get a chance to know and assess our future senior leaders firsthand.

The Board remains focused on our oversight responsibilities and will continue to communicate with you about our efforts. We value our shareholders’ views and believe that regular, transparent communication is an essential component of Verizon’s success.

Lowell C. McAdam Chairman and Chief Executive Officer, Verizon Communications Inc.	M. Frances Keeth Lead Director

Notice of

Annual

Meeting of

Shareholders

     Time and date

        Thursday, May 3, 2018

        8:30 a.m., local time

     Place

        Hyatt Regency Lake Washington at

        Seattle’s Southport

        1053 Lake Washington Boulevard North

        Renton, Washington 98056

How to vote

Online	Phone	Mail	In person

Shareholders as of the close of business on March 5, 2018, the record date, may vote at the meeting.

If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card.

You may also vote in person at the annual meeting. If you hold your shares through a bank, broker or other institution, you will receive a voting instruction form that explains the various ways you can vote. We encourage you to vote your shares as soon as possible.

Important Notice Regarding Availability of Proxy Materials for Verizon’s Shareholder Meeting to be Held on May 3, 2018

The 2018 Proxy Statement and 2017 Annual Report are available at www.edocumentview.com/vz.

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

March 19, 2018

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel

and Corporate Secretary

   Items of business

•	Elect the 11 Directors identified in the accompanying proxy statement

•	Ratify the appointment of the independent registered public accounting firm

•	Approve, on an advisory basis, Verizon’s executive compensation

•	Act on the shareholder proposals described in the proxy statement that are properly presented at the meeting

•	Consider any other business that is properly brought before the meeting

Proxy Summary The Verizon Board embodies a range of viewpoints, backgrounds and expertise “because we believe that diversity is a critical element of a well-functioning board. Board diversity and experience Of our 12 board members: Current/Former CEO 9 Public Board Service 12 Accounting/ Finance 5 Risk Management 17 Global 12 Operational 11 Technology/Internet 2 Consumer/Customer Service 6 Women 4 Hispanic/African American 5 Board tenure (as of March 19, 2018) Average tenure: Average tenure: 7 years, 4 months Average age: 0 62 years Median tenure: 5 years, 9 months

Proxy Summary | Executive compensation program highlights

# Executive compensation program highlights

## Objectives

## Governance leader

- ✔ Semi-annual shareholder outreach
- ✔ Shareholder approval policy for severance benefits
- ✔ Significant executive share ownership requirements
- ✔ Clawback policy
- ✔ Anti-hedging policy
- ✔ Say-on-pay advisory vote every year
- ✔ Independent compensation consultant

## Pay-for-performance

- ✔ Extensive focus on variable, incentive-based pay

Fixed pay
Base salary

10% 90%

**Incentive-based pay**
**70%** long-term incentives
**20%** short-term incentives

- ✔ No defined benefit pension or supplemental retirement benefits
- ✔ No executive employment agreements
- ✔ No cash severance benefits for the CEO
- ✔ No tax gross-ups

## 2017 Compensation

| Name and principal position | Salary $ | Bonus $ | Stock Awards $ | Option Awards $ | Non-Equity Incentive Plan Compensation $ | Change in Pension Value and Nonqualified Deferred Compensation Earnings $ | All Other Compensation $ | Total $ |
|---|---|---|---|---|---|---|---|---|
| **Lowell McAdam**<br>Chairman and<br>Chief Executive Officer | 1,600,000 | 0 | 12,000,062 | 0 | 3,720,000 | 73,949 | 543,570 | 17,937,581 |
| **Matthew Ellis**<br>Executive Vice President<br>and Chief Financial Officer | 742,308 | 0 | 3,750,088 | 0 | 1,046,250 | 2,998 | 107,724 | 5,649,368 |
| **John Stratton**<br>Executive Vice President and<br>President – Global Operations | 942,308 | 0 | 10,987,566 | 0 | 1,325,250 | 80,190 | 204,837 | 13,540,151 |
| **Hans Vestberg***<br>Executive Vice President,<br>President – Global Networks and<br>Chief Technology Officer | 807,497 | 0 | 7,500,069 | 0 | 1,255,500 | 0 | 254,353 | 9,817,419 |
| **Marni Walden****<br>Executive Vice President and<br>President – Global Media | 942,308 | 0 | 4,750,035 | 0 | 1,325,250 | 43,510 | 195,819 | 7,256,922 |

ii | Verizon 2018 Proxy Statement

Executive compensation program highlights Our executive compensation program reects Verizon’s commitment to industry-leading compensation and governance practices. The program is discussed in detail in the Compensation Discussion and Analysis beginning on page 26. Objectives Pay-for-performance Align executives’ and shareholders’ interests Extensive focus on variable, incentive-based pay Attract, retain and motivate high-performing executives Base salary FFixed pay Governance leader 10% 90% Incentive-based pay 20% short-term incentives 70% long-term incentives Semi-annual shareholder outreach Shareholder approval policy for severance benets Signicant executive share ownership requirements NNo dened beneft pension or supplemental retirement benets Clawback policy Anti-hedging policy No executive employment agreements Say-on-pay advisory vote every year No cash severance benets for the CEO Independent compensation consultant No tax gross-ups 2017 Compensation The summary below shows the 2017 compensation for each of our named executive officers, as required to be reported in the “Summary Compensation Table” pursuant to U.S. Securities and Exchange Commission (SEC) rules. Please see the notes accompanying the “Summary Compensation Table” on page 46 for more information. Change in Pension Non-Equity Value and Nonqualified Stock Option Incentive Plan Deferred Compensation All Other Salary Bonus Awards Awards Compensation Earnings Compensation Total Name and principal position $ $ $ $ $ $ $ $ Lowell C. McAdam 00,000,000 0 00,000,000 0 0,000,000 000,000 000,000 00,000,000 Chairman and Chief Executive Officer Matthew D. Ellis 00,000,000 0 00,000,000 0 0,000,000 000,000 000,000 00,000,000 Executive Vice President and Chief Financial Officer John G. Stratton 00,000,000 0 00,000,000 0 0,000,000 000,000 000,000 00,000,000 Executive Vice President and President – Global Operations Hans E. Vestberg* 00,000,000 0 00,000,000 0 0,000,000 000,000 000,000 00,000,000 Executive Vice President, President – Global Networks and Chief Technology Officer Marni M. Walden** 00,000,000 0 00,000,000 0 0,000,000 000,000 000,000 00,000,000 Executive Vice President and President – Global Media * Mr. Vestberg was hired as Executive Vice President, President – Global Networks and Chief Technology Officer effective April 3, 2017. ** Ms. Walden served as Executive Vice President and President – Global Media until December 31, 2017. 1,600,000 12,000,062 TBD 73,949 543,570 TBD 742,308 3,750,088 TBD 2,998 107,724 TBD 942,308 10,987,566 TBD 80,190 204,837 TBD 807,497 7,500,069 TBD 0 234,047 TBD 942,308 4,750,035 TBD 43,510 195,819 TBD Ms. Walden left Verizon on February XX, 2018.

Agenda and voting recommendations Item 1 Election of Directors The Board of Directors recommends that you vote for the election of these Director candidates. Shareholders are being asked to elect [12] Directors. Verizon’s Directors are elected for a term of one year by a majority of the votes cast in an uncontested election. Additional information about the Director candidates and their respective qualifcations begins on page 6. Committee Memberships* Corporate Director Governance Human Resources Name Age* Since Primary Occupation Independent Audit and Policy Finance Shellye L. Archambeau 55 2013 Chief Executive Officer, MetricStream, Inc. Mark T. Bertolini 61 2015 Chairman and Chief Executive Officer, Aetna Inc. Richard L. Carrión 65 1997 Executive Chairman, Popular, Inc. Melanie L. Healey 56 2011 Former Group President of The Procter & Gamble Company M. Frances Keeth 71 2006 Retired Executive Vice President, Lead Director Royal Dutch Shell plc Karl-Ludwig Kley 66 2015 Former Chairman of the Executive Board and Chief Executive Officer, Merck KGaA Lowell C. McAdam 63 2011 Chairman and Chief Executive Officer, Chairman Verizon Communications Inc Clarence Otis, Jr. 61 2006 Former Chairman and Chief Executive Officer, Darden Restaurants, Inc. Rodney E. Slater 63 2010 Partner, Squire Patton Boggs LLP Kathryn A. Tesija 55 2012 Former Executive Vice President and Chief Merchandising and Supply Chain Officer, Target Corporation Gregory D. Wasson 59 2013 Former President and Chief Executive Officer, Walgreens Boots Alliance, Inc. Gregory G. Weaver 66 2015 Former Chairman and Chief Executive Officer, Deloitte & Touche LLP Audit Committee Financial Expert Committee Chair *Ages and Committee memberships are as of March 5, 2017

Item 2 Ratification of auditors The Board of Directors recommends that you vote for ratification. We are asking shareholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Verizon’s independent registered public accounting firm for 2018. Information on fees paid to Ernst & Young in 2017 and 2016 appears on page XX. Item 3 Advisory vote to approve executive compensation The Board of Directors recommends that you vote for this proposal. We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis and Compensation Tables beginning on page XX. Items 4-XX Shareholder proposals The Board of Directors recommends that you vote against each of the shareholder proposals. In accordance with SEC rules, we have included in this proxy statement XX proposals submitted by shareholders for consideration. The proposals can be found beginning on page XX.

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 19, 2018. It is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. Our Board of Directors is soliciting proxies in connection with the 2018 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares promptly.

Governance

Our Board and principles of good governance

We believe that good governance starts with independent, effective and diverse Board leadership. Our Board is one of Verizon’s most critical strategic assets. As such, the composition of the Board evolves along with our strategic needs for the future. We believe sustainable shareholder value is easier to achieve when our Board has the right mix of skill, expertise and tenure. In carrying out its responsibilities, the Board abides by certain guiding principles with regard to its own composition and most essential duties – principles our shareholders have expressed to us that they believe are fundamental to our Company’s success.

Diversity. A board with a diverse set of viewpoints, backgrounds and expertise is best positioned to provide broad perspectives to our management team as it assesses the challenges and opportunities impacting our business. A diverse board is more likely to consider a broader range of possibilities and help management achieve better outcomes. Gender is one critical element of board composition that Verizon has focused on over the years in our refreshment and succession planning processes, as well as in our Board leadership structure. Women comprise one-third of our current Board, and our independent Lead Director, Fran Keeth, has served in her role for four years. Prior to Ms. Keeth, our Board was led by an independent Presiding Director for over eight years who also was a woman.

Strategy and risk oversight. We recognize that our shareholders rely on our Directors to oversee Verizon’s strategy for realizing opportunities and mitigating risks. As management navigates a rapidly changing competitive landscape, it is the Board’s duty to ensure that management is executing on the Company’s strategic plan, addressing emerging challenges and disruptions, and promoting innovation. At the same time, Directors must satisfy themselves that the risk management policies and procedures designed and implemented by management are consistent with the Company’s strategy and risk appetite, that these policies and procedures are functioning as intended, and that necessary steps are taken to create a culture of risk-aware decision making throughout the organization. Through its oversight role, the Board can send a message to management that risk management is not an impediment to the conduct of business, but is instead an integral component of strategy, culture and business operations.

Engagement. Our Board welcomes the opportunity to develop an understanding of shareholder perspectives on our Company and to foster long-term relationships with our shareholders. Our Directors understand that our investors want to hear from them on their thinking on a range of topics not just limited to the shareholder proposals we receive during proxy season. In 2017, our Board responded to requests from shareholders to discuss governance matters, long-term strategy oversight, sustainability and corporate responsibility, Board composition and succession, the relationship between our compensation program and our long-term strategy, and transparency into Board practices and priorities.

Verizon 2018 Proxy Statement |	1

Proxy Statement  |  Governance framework

Governance framework

The Board conducts its oversight responsibilities through four standing committees: Audit, Corporate Governance and Policy, Finance, and Human Resources. Each committee has a written charter that defines its specific responsibilities. The committees are discussed beginning on page 15.

The Corporate Governance and Policy Committee ensures that the membership, structure, policies and practices of our Board and its committees promote the effective exercise of the Board’s role in the governance of Verizon. In addition, our Corporate Governance Guidelines provide a framework for the Board’s operation and address key governance practices. The Corporate Governance and Policy Committee monitors best practices and developments in corporate governance, considers the views of Verizon’s shareholders, and periodically recommends changes to the Board’s policies and practices, including the Guidelines.

Where to find more information on governance at Verizon

You can find Verizon’s Corporate Governance Guidelines, Code of Conduct and other corporate governance materials, including Verizon’s certificate of incorporation, bylaws, committee charters and policies, on the Corporate Governance section of our website at www.verizon.com/about/investors. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Business conduct and ethics

We are committed to operating with the highest level of integrity, responsibility and accountability. To that end, we have adopted a Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance about preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in the spirit of the Code of Conduct, and to comply with the specific ethical provisions of the Corporate Governance Guidelines. Our Board is strongly predisposed not to waive any of these business conduct and ethics provisions for executive officers or Directors. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Related person transactions

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions between Verizon and any of our Directors or executive officers or members of their immediate families to determine if any participants have a material interest in the transaction. If the Committee determines that a material interest exists, based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any Committee members who are involved in a transaction under review do not participate in the Committee’s deliberations.

From time to time Verizon has employees who are related to our executive officers or Directors. Lowell McAdam, Chairman and CEO, has a child who is employed by a Verizon subsidiary and earned approximately $133,058 in 2017. John Stratton, Executive Vice President and President – Global Operations, has a child who is employed by a Verizon subsidiary and earned approximately $266,755 in 2017, and an in-law who is employed by a Verizon subsidiary and earned approximately $196,883 in 2017. In each case, the amount of compensation earned was comparable to that of other employees in similar positions. These employees also participate in Verizon’s welfare and benefit plans that are made available to all employees.

2	| Verizon 2018 Proxy Statement

Proxy Statement  |  Key corporate governance features

Key corporate governance features

Shareholder rights

Majority voting in Director elections	Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in an uncontested election. This provision can only be changed by a majority vote of the shareholders.

Call a special meeting

Any shareholder owning at least 10% (or any group of shareholders owning at least 25%) of Verizon’s outstanding common stock may call a special meeting of shareholders. Our bylaws include requirements relating to special meetings.

Proxy access

Any shareholder (or any group of up to 20 shareholders) owning at least 3% of Verizon’s outstanding common stock for at least three years may include a specified number of director nominees in our proxy materials for the annual meeting of shareholders. Our bylaws specify qualifying stock ownership, the number of permitted nominees, and other requirements relating to proxy access.

Approve poison pill

Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Any shareholder rights plan adopted by our Board must be approved by shareholders within one year and then re-approved every three years.

Ratify executive severance agreements

Shareholders must ratify any employment or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan opportunity. This policy is described on page 44.

Board governance

Director independence

All of our non-employee Directors are independent, and the standards that our Board uses to assess independence are more stringent than those of the New York Stock Exchange (NYSE) or The Nasdaq Stock Market (Nasdaq). For more information about the independence of the non-employee Directors, see “Independence” on page 6.

Board leadership

Currently, the CEO serves as Chairman of the Board, in consultation with the Lead Director. You can read about the respective roles and responsibilities of the Chairman and the Lead Director, and why our Board believes Verizon’s shareholders are best served by this leadership structure, under “Board leadership” on page 13.

Limits on board service

To ensure that our Directors have sufficient time to devote to their responsibilities on Verizon’s Board, our Corporate Governance Guidelines provide that Directors with full-time roles in for-profit businesses should serve on no more than three public company boards, and other Directors should serve on no more than four public company boards. Members of our Audit Committee should serve on no more than two other public company audit committees.

Stock ownership

Within three years of their election, Directors must hold Verizon stock with a value equal to three times the cash component of the annual Board retainer. Shares held in any deferral plan are included when calculating the number of shares held.

Director retirement	Directors must retire from the Board the day before the annual meeting of shareholders that follows their 72nd birthday. The size of the Board will be reduced by one for each such retirement.

Verizon 2018 Proxy Statement |	3

Item 1: Election of Directors

Election process

Verizon’s Directors are elected annually for a term of one year. We believe annual elections are consistent with good corporate governance because they foster director accountability and increase shareholder confidence. Verizon’s bylaws require Directors to be elected by a majority of the votes cast in an uncontested election.

Director nominations

The Corporate Governance and Policy Committee considers and recommends candidates for our Board. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. The Committee also retains executive search firms from time to time to help identify and evaluate potential candidates.

Any shareholder who wishes to recommend a Director candidate to the Committee for its consideration should write to the Assistant Corporate Secretary at the address given under “Contacting Verizon.” A recommendation for a Director candidate should include the candidate’s name, biographical data and a description of the candidate’s qualifications in light of the requirements described below. If we make any material changes to the Committee’s procedure for considering and nominating candidates, we will file a report with the SEC and post the information on the Corporate Governance section of our website at www.verizon.com/about/investors.

The Committee specifically reviews the qualifications of each candidate for election or re-election. For incumbent Directors, this review includes the Director’s understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence. After the Committee evaluates all candidates for Director, it presents its recommendation to the Board. The Committee also discusses with the Board any candidates who were considered by the Committee but not recommended for election or re-election.

Before they are nominated, each candidate for election and each incumbent Director standing for re-election must consent to stand for election or re-election and provide certain representations required under Verizon’s bylaws. Each candidate who is standing for election must also submit an irrevocable resignation, which will only become effective if (i) our Board or any Committee determines that any of the required representations were untrue in any respect or (ii) the candidate does not receive a majority of the votes cast at the annual meeting of shareholders and the independent members of our Board decide to accept the resignation. Any decision about a resignation following an incumbent Director’s failure to obtain a majority of the votes cast will be disclosed within 90 days after the election results are certified.

Shareholders wishing to nominate a Director should follow the procedures set forth in Verizon’s bylaws and described on page 75.

Director criteria, qualifications and experience

To be eligible for consideration, any proposed candidate must:

Be ethical

Have proven judgment and competence

Have professional skills and experience in dealing with a large, multi-faceted organization or in dealing with complex problems that complement the background and experience already represented on our Board and that meet Verizon’s needs
Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency

Be willing and able to devote sufficient time to fulfill responsibilities to Verizon and our shareholders

4	| Verizon 2018 Proxy Statement

Item 1: Election of Directors  |  Director criteria, qualifications and experience

Our Board’s commitment to refreshment and succession planning is at the core of its ability to maintain independence of thought and action. Key factors the Committee considers when selecting Directors and refreshing the Board include:

•	Diversity – The Committee recognizes that a diverse set of viewpoints and practical experiences enhances the effectiveness of our Board. In evaluating candidates, the Committee considers how a candidate’s particular background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

•	Experience – The Committee strives to maintain a Board with a wide range of leadership experience and skills relevant to Verizon’s strategic vision.

•	Age and tenure – Under the Corporate Governance Guidelines, Directors must retire from the Board the day before the annual meeting of shareholders that follows their 72nd birthday. The Committee also considers the tenure of each incumbent Director and the average tenure of the Board in an effort to maintain a Board that balances the fresh perspective and ideas of newer Directors with the deep insight into the Company that longer tenured Directors have developed.

•	Board size – The Committee periodically evaluates whether to change the size of the Board, based on the Board’s needs and the availability of qualified candidates.

•	Board dynamics – The Committee considers each Director candidate’s individual contribution or potential contribution to the Board as a whole and strives to maintain one hundred percent active and collaborative participation.

Verizon 2018 Proxy Statement |	5

Item 1: Election of Directors  |  Independence

Independence

Verizon’s Corporate Governance Guidelines establish standards for evaluating Director independence and require that a substantial majority of the Directors be independent. The Board determines the independence of each Director under NYSE and Nasdaq governance standards, as well as the more stringent standards included in the Guidelines. These standards identify the types of relationships that, if material, could impair independence, and fix monetary thresholds at which the relationships are considered to be material. The Guidelines are available on the Corporate Governance section of our website at www.verizon.com/about/investors. The Corporate Governance and Policy Committee conducts an annual review of any relevant business relationships that each Director may have with Verizon and reports its findings to the full Board. Based on the Committee’s recommendation, the Board has determined that all of the incumbent non-employee Directors are independent: Shellye Archambeau, Mark Bertolini, Richard Carrión, Melanie Healey, M. Frances Keeth, Karl-Ludwig Kley, Clarence Otis, Jr., Rodney Slater, Kathryn Tesija, Gregory Wasson and Gregory Weaver.

The employers or former employers of Ms. Archambeau, Mr. Bertolini, Mr. Carrión, Dr. Kley, Mr. Slater and Ms. Tesija all made payments to Verizon for telecommunications services and solutions during 2017. In addition, Verizon made payments to Mr. Bertolini’s employer under an administrative services contract for employee healthcare benefits. Applying the independence standards above, the Board considered the foregoing payments and determined that these general business transactions and relationships are not material and did not impair the ability of the applicable Directors to act independently.

Nominees for election

Our Board has nominated the 11 candidates below for election as Directors, all of whom currently serve as Directors of Verizon. After completing the evaluation process described above, the Corporate Governance and Policy Committee and our Board concluded that these Directors should be nominated for re-election. We describe their respective experience, qualifications, attributes and skills below. The Committee and the Board assessed these factors in light of Verizon’s strategy and businesses, which provide a broad array of communications, information and entertainment products and services to individuals, businesses, governments and wholesale customers in the United States and around the world.

Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. If any candidate were to become unavailable before the election, the proxy committee could vote the shares it represents for a substitute named by the Board.

Each candidate has submitted an irrevocable, conditional letter of resignation that our Board will consider if that candidate fails to receive a majority of the votes cast.

Our Board of Directors recommends that you vote for each of the following candidates.

6	| Verizon 2018 Proxy Statement

Item 1: Election of Directors  |  Nominees for election

Director since 2013 Age 55 Independent Committees

Shellye L. Archambeau

Ms. Archambeau is the former Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. She served in this role from the time she joined MetricStream in 2002 until 2018. Prior to that, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications, and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has served on the board of Nordstrom, Inc. since 2015, and in the past five years, she has served on the board of Arbitron, Inc.

Qualifications: Ms. Archambeau provides the Board with valuable knowledge of technology, e-commerce, digital media and communications platforms. Her experiences in the Silicon Valley emerging company community, as well as her prior experience at IBM, provide her with global perspectives on developing and marketing emerging technology applications and solutions.

Director since 2015 Age 61 Independent Committee

Mark T. Bertolini

Mr. Bertolini is Chairman and Chief Executive Officer of Aetna Inc., a Fortune 100 diversified healthcare benefits company. Prior to assuming the role of Aetna’s CEO in 2010 and Chairman in 2011, Mr. Bertolini served as President from 2007, responsible for all of Aetna’s businesses and operations across the company’s range of healthcare products and related services. He also served as Executive Vice President and head of Aetna’s regional businesses. Mr. Bertolini joined Aetna in 2003 as head of Aetna’s Specialty Products after holding executive positions at Cigna, NYLCare Health Plans and SelectCare, Inc.

Qualifications: Mr. Bertolini’s experience at a large, multinational corporation provides the Board with valuable operational and management expertise, as well as critical perspective on strategic planning. His role as Chairman and CEO of Aetna provides the Board with additional insights into the healthcare industry.

Verizon 2018 Proxy Statement |	7

Item 1: Election of Directors  |  Nominees for election

Director since 1997 Age 65 Independent Committees

Richard L. Carrión

Mr. Carrión is Executive Chairman of Popular, Inc., a diversified bank holding company. Prior to assuming his current position in 2017, Mr. Carrión served as Chairman and Chief Executive Officer of Popular, Inc. for over 20 years. Mr. Carrión served as a director of the Federal Reserve Bank of New York, a government-organized financial and monetary policy organization, from 2008 to 2015. He also served as a director of NYNEX Corporation, one of Verizon’s predecessor companies, from 1995 to 1997.

Qualifications: Mr. Carrión provides the Board with financial, operational and strategic expertise developed during his long tenure at Popular, Inc. This experience, combined with his board service at the Federal Reserve Bank of New York, also provides the Board with extensive risk management expertise.

Director since 2011 Age 56 Independent Committee

Melanie L. Healey

Ms. Healey is the former Group President of The Procter & Gamble Company, one of the leading providers of branded consumer packaged goods. She served in this role from 2007 to 2015. During her tenure at Procter & Gamble beginning in 1990, Ms. Healey held a number of positions of responsibility, including Group President and advisor to the Chairman and CEO, Group President of North America and Group President for the Global Feminine and Health Care Sector. Ms. Healey has served as a director of Hilton Worldwide Holdings Inc. since September 2017, PPG Industries, Inc. since 2016 and Target Corporation since 2015.

Qualifications: Ms. Healey provides the Board with valuable strategic, branding, distribution and operating experience on a global scale obtained over her 32-year career in the consumer goods industry. Her deep experience in marketing and operations, including her 18 years outside the United States, provides the Board with strategic and operational leadership and critical insights into brand building and consumer marketing trends globally.

8	| Verizon 2018 Proxy Statement

Item 1: Election of Directors  |  Nominees for election

Director since 2006 Age 71 Independent Committees

M. Frances Keeth (Lead Director)

Ms. Keeth was Executive Vice President of Royal Dutch Shell plc, a global energy company, from 2001 to 2006, and was Chief Executive Officer of Shell Chemicals Limited from 2004 to 2006. During her long tenure at Royal Dutch Shell, Ms. Keeth served in a number of other positions of responsibility, including Executive Vice President, Finance and Business Systems, and Executive Vice President, Customer Fulfillment and Product Business Units. Before holding these positions, Ms. Keeth was controller and principal accounting officer of Mobil Corporation. Ms. Keeth has served as a director of Arrow Electronics, Inc. since 2004, and in the past five years, she has served as a director of Peabody Energy Corporation.

Qualifications: Ms. Keeth’s career with Shell has provided her with substantial experience in managing worldwide operations and strategic partnerships in a capital-intensive business. Her expertise provides the Board with critical skills in the areas of financial oversight, aligning financial and strategic initiatives, and risk management.

Director since 2011 Age 63 Chairman since 2012

Lowell C. McAdam (Chairman)

Mr. McAdam is Chairman (since 2012) and Chief Executive Officer (since 2011) of Verizon Communications Inc. Prior to becoming CEO, Mr. McAdam served in numerous positions of responsibility, including President and Chief Operating Officer of Verizon Communications Inc., President and CEO of Verizon Wireless, and Executive Vice President and Chief Operating Officer of Verizon Wireless. Before Verizon Wireless was formed, Mr. McAdam held executive positions with PrimeCo Personal Communications, AirTouch Communications and Pacific Bell. Mr. McAdam spent six years in the U.S. Navy Civil Engineer Corps and became a licensed professional engineer in 1979. In the past five years, Mr. McAdam has served as a director of General Electric Company.

Qualifications: Mr. McAdam provides the Board with substantial and wide-ranging expertise in the telecommunications industry as well as a deep focus on innovation developed during his pivotal role in the formation and growth of Verizon Wireless. As CEO of Verizon Communications Inc., he provides the Board with in-depth knowledge of Verizon’s business, industry, challenges and opportunities.

Verizon 2018 Proxy Statement |	9

Item 1: Election of Directors  |  Nominees for election

Director since 2006 Age 61 Independent Committees

Clarence Otis, Jr.

Mr. Otis is the former Chairman and Chief Executive Officer of Darden Restaurants, Inc., the largest company-owned and operated full–service restaurant company in the world. He served as CEO of Darden Restaurants from 2004 to 2014 and as Chairman from 2005 to 2014. After joining Darden in 1995 as Vice President and Treasurer, Mr. Otis served in a number of positions of responsibility, including Chief Financial Officer, Executive Vice President, and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden. Mr. Otis also served as a director of the Federal Reserve Bank of Atlanta from 2010 to 2015. He has served as a director of The Travelers Companies, Inc. since August 2017 and VF Corporation since 2004. He has also been a director of 138 funds within the MFS Mutual Funds complex since March 2017.

Qualifications: Mr. Otis provides the Board with valuable insight into consumer services, retail operations and financial oversight. His experience over his 20 years at Darden Restaurants provides him with critical perspectives on operations, strategy and management of a complex organization and a large-scale workforce, and his board service at the Federal Reserve Bank of Atlanta provides extensive risk management expertise.

Director since 2010 Age 63 Independent Committees

Rodney E. Slater

Mr. Slater has been a Partner at the law firm Squire Patton Boggs LLP since 2001 practicing in the areas of transportation, infrastructure and public policy. Previously, Mr. Slater served as the U.S. Secretary of Transportation from 1997 to 2001, and as the Administrator of the Federal Highway Administration from 1993 to 1997. Mr. Slater has served as a director of Kansas City Southern since 2001 and Transurban Group since 2009. In the past five years, Mr. Slater has also served as a director of Atkins plc.

Qualifications: Mr. Slater has substantial regulatory and public policy experience at the federal and state levels. Mr. Slater provides the Board with valuable insights on public policy issues and leadership on matters involving multiple stakeholders. He also provides the Board with perspectives on strategic partnerships and legal issues.

10	| Verizon 2018 Proxy Statement

Item 1: Election of Directors  |  Nominees for election

Director since 2012 Age 55 Independent Committees

Kathryn A. Tesija

Ms. Tesija is the former Executive Vice President and Chief Merchandising and Supply Chain Officer of Target Corporation, the second largest discount retailer in the United States. She served in this role from 2008 to 2015. During her tenure at Target beginning in 1986, Ms. Tesija served in numerous positions of responsibility, including Director, Merchandise Planning, Senior Vice President, Hardlines Merchandising, and Strategic Advisor. Ms. Tesija has served on the board of Woolworths Group Limited since 2016.

Qualifications: Ms. Tesija provides the Board with valuable large-scale global merchandising and supply chain experience, as well as operational perspectives and strategic planning expertise. Her tenure as an executive at Target Corporation provides the Board with additional insights into the retail industry and consumer behavior.

Director since 2013 Age 59 Independent Committees

Gregory D. Wasson

Mr. Wasson is the former President and Chief Executive Officer of Walgreens Boots Alliance, Inc., the first global pharmacy-led health and wellbeing enterprise. From 2009 through 2015 he was Director, President and Chief Executive Officer of Walgreen Co. A registered pharmacist, he joined Walgreen Co. in 1980 and served in a number of positions of responsibility, including President and Chief Operating Officer. Mr. Wasson has served on the board of The PNC Financial Services Group, Inc. since 2015 and, in the past five years, he has served on the boards of Walgreen Co. and AmerisourceBergen Corporation.

Qualifications: Mr. Wasson provides the Board with valuable global operational and management experience, as well as extensive knowledge of the retail and healthcare industries. His tenure as CEO of a large publicly-held company provides the Board with additional in-depth perspective in organizational management.

Verizon 2018 Proxy Statement |	11

Item 1: Election of Directors  |  Nominees for election

Director since 2015 Age 66 Independent Committee

Gregory G. Weaver

Mr. Weaver was Chairman and Chief Executive Officer of Deloitte’s audit and enterprise risk services firm, Deloitte & Touche LLP, from 2012 to 2014 and from 2001 to 2005. From 2006 to 2012, he served on the board of directors of Deloitte’s U.S. organization and on its Governance, Compensation and Succession Committees. During Mr. Weaver’s 40 years of experience at Deloitte, including 30 years as a partner, he served as lead client service partner, audit partner and advisory partner for several of Deloitte & Touche’s largest clients. Mr. Weaver has served on the board of trustees of the Goldman Sachs Trust since 2015.

Qualifications: Mr. Weaver provides the Board with significant expertise in the areas of public accounting, risk management and related regulatory matters, which he developed over a long career with a leading audit firm. He also brings to the Board valuable experience with the operational and governance issues faced by a large, complex organization like Verizon.

12	| Verizon 2018 Proxy Statement

Board and Committees

Board leadership

Each year, our Board evaluates whether its leadership structure is appropriate to effectively address the specific needs of our business and the long-term interests of our shareholders. Given the dynamic and competitive environment in which Verizon operates, the Board believes that Verizon and our shareholders are best served by a Chairman who has broad and deep knowledge of Verizon’s business operations and the competitive landscape, the ability to identify strategic issues, and the vision to create sustainable long-term value for shareholders. Based on these considerations, the Board has determined that, at this time, our CEO, Lowell McAdam, is the Director best qualified to serve in the role of Chairman.

To maintain an appropriate level of independent checks and balances in its governance, and consistent with the Corporate Governance Guidelines, the independent members of the Board have elected an independent Lead Director who has the authority to call Board meetings and executive sessions. M. Frances Keeth currently serves as Lead Director.

Any shareholder or interested party may communicate directly with the Lead Director.

All Directors play an active role in overseeing Verizon’s business at both the Board and committee level. Every Director may review the agenda for each Board and committee meeting in advance and can request changes. In addition, all Directors have unrestricted access to the Chairman and the senior leadership team at all times.

Lead Director responsibilities

•  Chairs executive sessions, including those held to evaluate the CEO’s performance and compensation

•  Chairs any meeting of the Board if the Chairman is not present

•  Approves the schedule and agenda for all Board meetings, in consultation with the Chairman

•  Acts as principal liaison with the Chairman

•  Leads the Board’s annual self-evaluation

The Board believes that shareholders are best served by this current leadership structure because it features an independent Lead Director who provides independent and objective oversight and who can express the Board’s positions in a forthright manner, as well as independent Directors who are fully involved in the Board’s operations and decision making.

Board meetings and executive sessions

In 2017, our Board of Directors held 10 meetings, including seven regularly scheduled meetings and three special meetings. No incumbent Director attended fewer than 75% percent of the total number of meetings of our Board and the committees to which the Director was assigned.

Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2017, all but one Director attended the annual meeting.

The Corporate Governance Guidelines require the independent Directors to meet in executive session without any members of management present at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, our Board typically meets in executive session during each regular Board meeting.

Verizon 2018 Proxy Statement |	13

Board and Committees  |  Board meetings and executive sessions

Annual Board and committee evaluations

Our Board conducts an annual self-assessment aimed at enhancing its effectiveness. As part of the assessment, each Director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure and dynamics, the flow of information from management, and agenda topics. In addition, the Lead Director conducts individual interviews with each of the independent Directors to discuss these topics. The feedback received from the questionnaires and interviews is discussed during an evaluation session.

Each of the four standing committees also conducts its own annual self-assessment, which includes a written questionnaire and evaluation session. Evaluation sessions are led by the committee chairs and generally include a review of the committee charter, the annual agenda, and the committee’s overall effectiveness.

In addition to these annual self-assessments, the Board evaluates and modifies its oversight of Verizon’s operations on an ongoing basis. During their executive sessions, the independent Directors consider agenda topics that they believe deserve additional focus and raise new topics to be addressed in future meetings.

The Corporate Governance and Policy Committee annually appraises the framework for our Board and committee evaluation processes.

14	| Verizon 2018 Proxy Statement

Beyond the boardroom
Engagement outside of Board meetings provides our Directors with additional insight into our business and our industry, and gives them valuable perspective on the performance of our Company, the Board, our CEO and other members of senior management, and on the Company’s strategic direction.
Our individual Directors have discussions with each other and with our CEO, and have informal individual and small group meetings with high potential members of our senior management team in order to gain insight into the Company’s management development program and succession pipeline.
Our Directors regularly attend “deep dives” on current topics of interest and technology training as part of their ongoing Director education program.
Our committee chairs and Lead Director meet and speak regularly with each other and with members of our management in connection with planning for meetings.
Our Directors receive weekly updates on recent developments, press coverage and current events that relate to our business.

Board and Committees  |  Annual Board and committee evaluations

Board committees

Our Board of Directors has established four standing committees: the Audit Committee, the Corporate Governance and Policy Committee, the Finance Committee, and the Human Resources Committee. Each committee has a written charter that defines its specific responsibilities. The chair of each committee approves the agenda and materials for each meeting. Each committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

Our committee meetings are not held concurrently, which enables our Directors to sit on multiple committees. Our newly appointed Directors also attend all committee meetings for six months to a year prior to being appointed to any particular committee, which allows them to understand the inner workings of all committees.

Verizon 2018 Proxy Statement |	15

The 2017 Board Self-Assessment Process [icon] Questionnaire Written questionnaires for the Board and for each committee solicit Director feedback on an unattributed basis [icon] One-on-one discussions Candid, one-on-one discussions between the Lead Director and each independent Director elicit further color on the Director’s observations and suggestions [icon] Private sessions of independent Directors Closed session discussion of Board self-evaluation facilitated by our Lead Director, and committee self-evaluation discussions facilitated by our independent committee chairs [icon] Reporting Summary of self-assessment results are provided to the Board [icon] Feedback incorporated Policies and practices updated as appropriate per self-assessment observations and suggestions [icon] Ongoing Director suggestions for improvements to self-assessment questionnaire and process incorporated the following year

Board and Committees  |  Board committees

Members

Gregory Weaver (Chair)

Shellye Archambeau

M. Frances Keeth

Clarence Otis, Jr.

Kathryn Tesija

Gregory Wasson

Meetings in 2017: 11

The Board has determined that each
of Ms. Archambeau, Ms. Keeth, Mr. Otis, Mr. Wasson and Mr. Weaver is an audit committee financial expert, and that each member of the Audit Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

The Audit Committee Report is included on page 25.

Key responsibilities

•   Assess and discuss with management Verizon’s significant business risk exposures (including those related to data privacy, data security, network security and bribery and corruption) and oversee management’s programs and policies to monitor, assess and manage such exposures

•   Assess Verizon’s overall control environment, including controls related to financial reporting, disclosure, compliance and significant financial and business risks

•   Appoint, approve fees for, and oversee work of the independent registered public accounting firm

•   Oversee financial reporting and disclosure matters

•   Oversee Verizon’s internal audit function

•   Assess Verizon’s compliance processes and programs

•   Review the Chief Compliance Officer’s annual report regarding anti-corruption compliance, compliance with significant regulatory obligations, export controls, and data protection

•   Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets

•   Assess procedures for handling complaints relating to accounting, internal accounting controls or auditing matters

Members

M. Frances Keeth (Chair)

Shellye Archambeau

Richard Carrión

Rodney Slater

Kathryn Tesija

Meetings in 2017: 7

The Board has determined that each member of the Corporate Governance and Policy Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

Key responsibilities

•   Evaluate the structure and practices of our Board and its committees, including size, composition, independence and operations

•   Recommend changes to our Board’s policies or practices or the Corporate Governance Guidelines

•   Identify and evaluate the qualifications of Director candidates

•   Recommend Directors to serve as members of each committee and as committee chairs

•   Review potential related person transactions

•   Facilitate the annual assessment of the performance of the Board and its committees

•   Review Verizon’s position and engagement on important public policy issues that may affect our business and reputation, including direct and indirect political contributions, lobbying activities, corporate responsibility and sustainability

•   Review risks associated with certain Verizon products and services and the results of Verizon’s strategic transactions

16	| Verizon 2018 Proxy Statement

Board and Committees  |  Board committees

Members

Richard Carrión (Chair)

Mark Bertolini

M. Frances Keeth

Karl-Ludwig Kley

Clarence Otis, Jr.

Meetings in 2017: 4

Our Board has determined that each member of the Finance Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

Key responsibilities

•   Monitor Verizon’s capital needs and financing arrangements and ability to access the capital markets

•   Monitor expenditures under the annual capital plan approved by our Board

•   Review and approve Verizon’s derivatives policy and monitor the use of derivatives

•   Review Verizon’s insurance and self-insurance programs

•   Oversee the investment of pension assets and the funding of pension and other postretirement benefit obligations

Members

Clarence Otis, Jr. (Chair)

Richard Carrión

Melanie Healey

Rodney Slater

Gregory Wasson

Meetings in 2017: 7

Our Board has determined that each member of the Human Resources Committee meets the independence requirements of applicable law, the NYSE, Nasdaq and Verizon’s Corporate Governance Guidelines.

The Compensation Committee Report is included on page 45.

Key responsibilities

•   Oversee the development of Verizon’s executive compensation program and policies

•   Approve corporate goals relevant to the CEO’s compensation

•   Evaluate the CEO’s performance and recommend his compensation to the Board

•   Review and approve compensation and benefits for selected senior managers

•   Consult with the CEO on talent development

•   Oversee succession planning and assignments to key leadership positions

•   Review and make determinations under Verizon’s clawback policy

•   Review the impact of Verizon’s executive compensation policies and practices, and the performance metrics underlying the compensation program, on Verizon’s risk profile

•   Review and recommend non-employee Director compensation

Verizon 2018 Proxy Statement |	17

Board and Committees  |  Risk oversight

Risk oversight

Role of the Board

While senior management has primary responsibility for managing risk, our Board of Directors is responsible for risk oversight. The Board works with senior management to develop a comprehensive view of Verizon’s key short- and long-term business risks. Verizon has a formalized business risk management reporting process that is designed to provide visibility to the Board about critical risks and risk mitigation strategies.

The Board of Directors oversees the management of risks inherent in the operation of Verizon’s businesses and the implementation of its strategic plan by using several different levels of review. The Board addresses the primary risks associated with Verizon’s business units and corporate functions in its operations reviews of those units and functions. In addition, the Board reviews the risks associated with Verizon’s strategic plan at an annual strategic planning session and periodically throughout the year.

Role of the committees

Each of our Board committees oversees the management of risks that fall within that committee’s areas of responsibility. In performing this function, each committee has full access to management and may engage advisors.

Audit Committee

•   Oversees the operations of Verizon’s enterprise risk management program, which identifies the primary risks to Verizon’s business.

•   Periodically monitors and evaluates the primary risks associated with particular business units and functions.

•   Works with Verizon’s Senior Vice President of Internal Auditing, who helps identify, evaluate and implement risk management controls and methodologies to address identified risks and who functionally reports directly to the Committee.

•   Meets privately at each Audit Committee meeting with representatives from the independent registered public accounting firm, the Senior Vice President of Internal Auditing, and the Executive Vice President of Public Policy and General Counsel.

Corporate Governance and Policy Committee

•   Reviews business and reputational risks relating to Verizon’s position and engagement on important public policy issues, including political contributions and corporate social responsibility.

•   Oversees business and reputational risks relating to Verizon’s products and services.

Finance Committee

•   Assists our Board in its oversight of financial risk management.

•   Monitors Verizon’s capital needs and financing plans and oversees the strategy for managing risk related to currency and interest rate exposure.

•   Reviews and approves Verizon’s derivatives policy and monitors the use of derivatives.

•   Reviews Verizon’s insurance and self-insurance programs, as well as pension and other postretirement benefit obligations.

Human Resources Committee

•   Considers the impact of the executive compensation program and of the incentives created by the compensation awards on Verizon’s risk profile.

•   Oversees management’s annual assessment of compensation risk arising from Verizon’s compensation policies and practices.

Based on management’s review, Verizon has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on Verizon because they are appropriately structured and discourage employees from taking excessive risks.

18	| Verizon 2018 Proxy Statement

Board and Committees  |  Risk oversight

What about data privacy and cybersecurity risk?

Board and committee oversight. Protecting the privacy of our customers’ information and the security of our systems and networks has long been and will continue to be a priority at Verizon. The Board is committed to maintaining strong and meaningful privacy and security protections for our customers’ information. The Audit Committee has primary responsibility for overseeing Verizon’s risk management program relating to privacy and network security and monitors Verizon’s compliance in the areas of data and privacy protection. To this end, the Board and the Audit Committee receive regular updates on both privacy and cybersecurity matters.

Data privacy. Verizon has technical, administrative and physical safeguards in place to help protect against unauthorized access to, use or disclosure of customer information and data we collect and store. Verizon has a dedicated Chief Privacy Officer whose team advises the business on privacy risks and assesses the effectiveness of privacy controls. The Chief Privacy Officer annually briefs the Audit Committee on data privacy risks and mitigating actions.

Cybersecurity. To more effectively address the cybersecurity threats posed today, Verizon has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Verizon’s comprehensive information security program includes, among other aspects, vulnerability management, antivirus and malware protection, file integrity monitoring, encryption and access control. The Chief Information Security Officer leads an annual review and discussion with the full Board dedicated to Verizon’s cyber risks and threats and cyber protections and provides updates throughout the year, as warranted.

Management succession planning and development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure continuity in our senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO. Our Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions. The Human Resources Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

To ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and Human Resources Committee regularly consult with the CEO on Verizon’s organizational needs and competitive challenges, the potential of key managers, and plans for future developments and emergency situations. As part of this process, the Board and the Human Resources Committee also routinely seek input from the Chief Administrative Officer, as well as advice on related compensation issues from the Human Resources Committee’s independent compensation consultant.

Our Board generally conducts an in-depth review of senior leader development and succession planning at least once a year. Led by the CEO and the Chief Administrative Officer, this review addresses Verizon’s management development initiatives, assesses senior management resources, and identifies individuals who should be considered as potential future senior executives.

Our goal is to develop well-rounded and experienced senior leaders. High potential executives are challenged regularly with additional responsibilities, new positions or promotions to expose them to our diverse operations. These individuals are often positioned to interact more frequently with the Board, both in full Board meetings and in less formal settings and small groups, so the Directors can get to know and assess them.

Verizon 2018 Proxy Statement |	19

Board and Committees  |  Shareholder engagement

Shareholder engagement

Ongoing communication with our shareholders helps the Board and senior management gain useful feedback on a wide range of subjects and understand the issues that matter most to our shareholders. Verizon views accountability to shareholders as both a mark of good governance and a critical component of our success. In 2017, management and our Directors spent a great deal of time in meetings and discussions with our shareholders on a variety of issues, including Board oversight of Company strategy; the leadership structure of the Board; Board composition and succession; the shareholder right to call a special meeting; sustainability and corporate responsibility; and the relationship between our compensation program and our long-term strategy.

Board composition and succession	Company strategy

Executive compensation	Board leadership

Sustainability and corporate responsibility	Shareholder rights

The information learned in these discussions serves as the foundation for our policies and informs our business strategy on an ongoing basis.

Communicating with Directors

Our Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process, and has adopted the following procedure to facilitate this communication.

How to contact the Board

Any shareholder or interested party may communicate directly with our Board, any committee of our Board, any individual Director (including the Lead Director and the committee chairs) or the non-employee Directors as a group, by writing to:

Verizon Communications Inc.

Board of Directors

(or committee name, individual Director,

Lead Director, committee chair or

non-employee Directors as a group, as appropriate)

1095 Avenue of the Americas

New York, New York 10036

Verizon’s Corporate Secretary reviews all correspondence addressed to our Directors and periodically provides the Board with copies of all communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. Typically the Corporate Secretary will not forward communications that are of a personal nature or are unrelated to the duties and responsibilities of our Board, including business solicitations or advertisements, mass mailings, job-related inquiries, or other unsuitable communications. All communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee.

20	| Verizon 2018 Proxy Statement

Director Compensation

In 2017, each non-employee Director of Verizon received an annual cash retainer of $125,000. The Chairs of the Corporate Governance and Policy Committee and the Finance Committee received an additional annual cash retainer of $15,000, and the Chairs of the Audit Committee and the Human Resources Committee, as well as the Lead Director, each received an additional annual cash retainer of $25,000. In 2017, each non-employee Director also received a grant of Verizon share equivalents valued at $175,000 on the grant date. No meeting fees were paid if a non-employee Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each non-employee Director who attended a Board or Committee meeting held on any other date received a meeting fee of $2,000.

Each non-employee Director who joins our Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date the new Director joins our Board.

All share equivalents that non-employee Directors receive are automatically credited to the Director’s deferred compensation account under the Verizon Executive Deferral Plan and invested in a hypothetical Verizon stock fund. Share equivalents received in the one-time grant or the annual equity grant may not be sold while the Director serves on the Board. Amounts in a Director’s deferred compensation account are paid in a cash lump sum in the year following the year the Director leaves our Board.

Non-employee Directors may choose to defer all or part of their annual cash retainer and meeting fees (if any) under the Verizon Executive Deferral Plan. A non-employee Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services, or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

One of our non-employee Directors who served as a director of a predecessor company is a participant in a charitable giving program. Under this program, when a participant retires from the Board or attains age 65 (whichever occurs later) or dies, Verizon will make one or more charitable contributions in the aggregate amount of $1,000,000, payable in ten annual installments. This program, which is closed to future participants, is financed through the purchase of insurance on the life of each participant. In 2017, the aggregate cost of maintaining and administering this program for the participant was $15,000.

The non-employee Directors are eligible to participate in the Verizon Foundation Matching Gifts Program. Under this program, which is open to all Verizon employees, the Foundation matches up to $5,000 per year of charitable contributions to accredited colleges and universities, $1,000 per year of charitable contributions to any non-profit with 501(c)(3) status, and $1,000 per year of charitable donations to designated disaster relief campaigns.

Verizon 2018 Proxy Statement |	21

Director Compensation  |  Director compensation in 2017

Director compensation in 2017

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (f)	All Other Compensation[4] ($) (g)	Total ($) (h)
Shellye Archambeau	139,000	175,000	0	0	1,109	0	315,109
Mark Bertolini	131,000	175,000	0	0	0	0	306,000
Richard Carrión*	146,000	175,000	0	0	9,872	0	330,872
Melanie Healey	131,000	175,000	0	0	0	5,000	311,000
M. Frances Keeth*	179,000	175,000	0	0	0	0	354,000
Karl-Ludwig Kley	133,000	175,000	0	0	1,355	0	309,355
Clarence Otis, Jr.*	164,000	175,000	0	0	16,877	0	355,877
Rodney Slater	131,000	175,000	0	0	0	0	306,000
Kathryn Tesija	139,000	175,000	0	0	6,171	0	320,171
Gregory Wasson	139,000	175,000	0	0	0	0	314,000
Gregory Weaver*	164,000	175,000	0	0	725	0	339,725

*	Denotes a chair of a standing committee during 2017. Ms. Keeth also served as Lead Director during 2017.

1	This column includes all fees earned in 2017, whether the fee was paid in 2017 or deferred.

2	For each non-employee Director, this column reflects the grant date fair value of the non-employee Director’s 2017 annual stock award computed in accordance with FASB ASC Topic 718. The following reflects the aggregate number of share equivalent awards outstanding as of December 31, 2017 for each person who served as a non-employee Director during 2017: Shellye Archambeau, 17,976; Mark Bertolini, 13,406; Richard Carrión, 122,566; Melanie Healey, 27,285; M. Frances Keeth, 60,172; Karl-Ludwig Kley, 10,651; Clarence Otis, Jr., 68,090; Rodney Slater, 38,239; Kathryn Tesija, 22,049; Gregory Wasson, 21,094; and Gregory Weaver, 11,311.

3	This column reflects “above-market” earnings on nonqualified deferred compensation plans. The “above-market” earnings consist of earnings on amounts that the individual has elected to invest in a hypothetical investment option offered to all participants under the nonqualified deferred compensation plans that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investors Services. The earnings are considered “above-market” under SEC rules because the interest crediting rate for this investment option (which for 2017 was approximately 4.135%) exceeded 120% of the applicable federal long-term rate established by the Internal Revenue Service (which for 2017 was 3.075%). Non-employee Directors do not participate in any defined benefit pension plan.

4	This column reflects matching contributions made on the non-employee Directors’ behalf under the Verizon Foundation Matching Gift Program.

22	| Verizon 2018 Proxy Statement

Audit Matters

Item 2: Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee considered the performance and qualifications of Ernst & Young LLP, and has reappointed that independent registered public accounting firm to examine the financial statements of Verizon for fiscal year 2018 and to examine the effectiveness of internal control over financial reporting. Ernst & Young has been retained as Verizon’s independent registered public accounting firm since 2000.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal years 2017 and 2016.

	Audit fees	Audit-related fees	Tax fees	All other fees

2017	$39.2 million	$12.0 million	$4.1 million	—

2016[1]	$31.7 million	$ 17.5 million	$3.7 million	—

1	For the 2016 audit year, we determined that it would be appropriate to reclassify fees related to the audit procedures of certain subsidiaries from Audit-related to Audit, as this classification more appropriately reflects the fact that these procedures were performed to support the audit of Verizon’s consolidated financial statements. This presentation is consistent with how these fees are classified for the 2017 audit year.

Audit fees include the financial statement audit, the audit of the effectiveness of Verizon’s internal control over financial reporting required by the Sarbanes-Oxley Act, and financial statement audits required by statute for our foreign subsidiaries. Audit-related fees primarily include audits of other subsidiaries, reviews of controls over services provided to customers, and work related to the implementation of new accounting standards, as well as other audit and due diligence procedures performed in connection with acquisitions, dispositions or other financial transactions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. The Audit Committee considered, in consultation with management and the independent registered public accounting firm, whether Ernst & Young could provide these services while maintaining independence.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm that performs audit services. In considering Ernst & Young’s appointment for the 2018 fiscal year, the Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2017 fiscal year;

•	Ernst & Young’s capability and expertise in handling the breadth and complexity of Verizon’s operations;

•	the qualifications and experience of key members of the engagement team, including the lead engagement partner, for the audit of Verizon’s financial statements;

•	the quality of Ernst & Young’s communications with the Committee regarding the conduct of the audit, and with management with respect to issues identified in the audit;

•	external data on audit quality and performance of, including recent Public Company Accounting Oversight Board reports on, Ernst & Young;

•	the appropriateness of Ernst & Young’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

In addition, in order to ensure continuing auditor independence, the Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. The Committee ensures that the mandated rotation of Ernst & Young’s personnel occurs routinely and is directly involved in the selection of Ernst & Young’s lead engagement partner.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm and is responsible for negotiating the audit fees associated with the engagement. At the

Verizon 2018 Proxy Statement |	23

Audit Matters  |  Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm

beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services based on specified project and service details, fee estimates, and aggregate fee limits. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and approves the related fees. The Committee pre-approved all of Ernst & Young’s 2017 fees and services.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2018 fiscal year. The Committee believes that continuing to retain Ernst & Young to serve as Verizon’s independent registered public accounting firm is in the best interests of Verizon and our shareholders. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2018 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board of Directors recommends that you vote for ratification.

24	| Verizon 2018 Proxy Statement

Audit Committee Report

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2017, and the effectiveness of Verizon’s internal control over financial reporting as of December 31, 2017.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, The Nasdaq Stock Market and Statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received written disclosures and a letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

The Committee has assessed and discussed with management Verizon’s significant business risk exposures and overseen management’s programs and policies to monitor, assess and manage such exposures. The Committee also periodically monitored and evaluated the primary risks associated with particular business units and functions.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Committee reviewed the independent registered public accounting firm’s performance, qualifications and tenure, the qualifications of the lead engagement partner, management’s recommendation regarding retention of the firm, and considerations related to audit firm rotation, as discussed further on page 23. Based on that review, the Committee reappointed the independent registered public accounting firm for fiscal year 2018.

Respectfully submitted,

The Audit Committee

Gregory Weaver, Chair

Shellye Archambeau

M. Frances Keeth

Clarence Otis, Jr.

Kathryn Tesija

Gregory Wasson

March 5, 2018

Verizon 2018 Proxy Statement |	25

Executive

Compensation

Compensation Discussion and Analysis

The Human Resources Committee of the Board of Directors oversees the development and implementation of the compensation program for Verizon’s named executive officers.

For 2017, our named executive officers were:

Lowell C. McAdam Chairman and Chief Executive Officer	Matthew D. Ellis Executive Vice President and Chief Financial Officer

John G. Stratton Executive Vice President and President – Global Operations	Hans E. Vestberg* Executive Vice President, President – Global Networks and Chief Technology Officer

Marni M. Walden** Executive Vice President and President – Global Media

*	Mr. Vestberg was hired as Verizon’s Executive Vice President, President – Global Networks and Chief Technology Officer effective April 3, 2017.

**	Ms. Walden served as Executive Vice President and President – Global Media until December 31, 2017. Ms. Walden left Verizon on February 28, 2018.

26	| Verizon 2018 Proxy Statement

Compensation Discussion and Analysis  |  Best practices in executive compensation and governance

Best practices in executive compensation and governance

Our compensation program reflects our commitment to industry-leading standards for compensation design and governance. The Human Resources Committee regularly reviews best practices in executive compensation and governance and revises our policies and practices when appropriate. The following table highlights some features of our compensation program that demonstrate the rigor of our policies.

Compensation practice	Verizon policy	More information on page
Pay for performance	Approximately 90% of named executive officers’ total compensation opportunity is variable, incentive-based pay.	32
Robust stock ownership guidelines	We have stock ownership guidelines for the CEO of 7x base salary; for other named executive officers of 4x base salary; and for Directors of 3x the cash component of the annual Board retainer.	43
Shareholder outreach	Our outreach program gives institutional shareholders a regular opportunity to express their views about our executive compensation program and policies. Shareholder input is carefully considered by the Committee.	29
Clawback policy	Our clawback policy gives us the right to cancel or “claw back” incentive compensation from any senior executive who has engaged in willful misconduct that results in significant reputational or financial harm to Verizon.	43
Anti-hedging policy	Our anti-hedging policy prohibits Directors and executives who receive equity-based incentive awards from entering into transactions designed to hedge or offset any decrease in the market value of Verizon stock that they own.	43
Single peer group for benchmarking compensation and measuring long-term performance	To promote consistency and transparency, the same peer group (Related Dow Peers) is used to benchmark executives’ total compensation opportunity and to evaluate long-term performance.	29
Annual compensation risk assessment	We perform a risk assessment of our compensation program every year.	18
Independent compensation consultant	An independent compensation consultant reviews and advises the Committee on executive compensation. The consultant cannot do any work for the Company while it is engaged by the Committee.	28
Double-trigger change in control	In the event of a change in control, our Long-Term Incentive Plan requires an involuntary termination for accelerated vesting of awards.	43
Annual shareholder say-on-pay	We value our shareholders’ input on our executive compensation program, so our Board seeks a non-binding advisory vote from shareholders every year to approve the executive compensation disclosed in our CD&A and compensation tables.	59
Tax gross-ups	We do not provide tax gross-ups to our executive officers.	41
Dividends on unearned performance awards	We do not pay dividends on unearned Performance Stock Units (PSUs) or Restricted Stock Units (RSUs).	36
Employment contracts	None of our named executive officers has an employment contract.	42
Guaranteed benefits	Beginning in 2006, we froze our defined benefit pension and supplemental benefits.	42

Verizon 2018 Proxy Statement |	27

Compensation Discussion and Analysis  |  Roles and responsibilities

Roles and responsibilities

Human Resources Committee

The Human Resources Committee of the Board of Directors oversees Verizon’s management succession planning and talent development, as well as the design and implementation of the compensation program for our named executive officers. The CEO’s compensation is determined by the independent members of the Board after receiving the Committee’s recommendation. References to the Committee in this Compensation Discussion and Analysis with respect to the CEO’s compensation reflect that process.

Management

The Committee may consult with the Executive Vice President and Chief Administrative Officer about the design, administration and operation of the compensation program. The Committee has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to the Chief Administrative Officer, who reports to the Committee on the actions taken under this delegation.

The Committee seeks the CEO’s views on whether the existing compensation policies and practices continue to support Verizon’s business and performance objectives, utilize appropriate performance targets, and appropriately reward the contributions of the other named executive officers. While the Committee values the CEO’s insight, ultimately the Committee makes an independent determination on all matters related to the compensation of the named executive officers.

Independent compensation consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve all terms of the engagement, including fees. The Committee has retained Pearl Meyer as its compensation consultant (Consultant) based on the firm’s independence and expertise in representing the compensation committees of large corporations. The Consultant advises the Committee on all matters related to the compensation of our named executive officers and our non-employee Directors. This includes providing benchmarking data and helping the Committee interpret this data, as well as helping the Committee interpret data gathered by the Company. The Consultant participates in all Committee meetings and confers regularly with the Committee in executive session at those meetings.

Committee policy prohibits the Consultant from doing any work for the Company during its engagement. Neither Pearl Meyer nor its affiliates have performed any work for the Company or any Company affiliate since the Committee first retained the Consultant in 2006.

The Committee has considered the independence of Pearl Meyer in light of SEC rules and NYSE and Nasdaq listing standards. At the Committee’s request, Pearl Meyer provided a letter addressing its independence, including the following factors:

•	No other services provided to the Company by the Consultant;

•	Fees paid by the Committee as a percentage of the Consultant’s total revenue;

•	Any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee;
•	Policies or procedures maintained by the Consultant that are designed to prevent a conflict of interest;

•	Any Company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the Consultant or the individual consultants involved in the engagement.

The Committee has concluded that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Committee.

28	| Verizon 2018 Proxy Statement

Compensation Discussion and Analysis  |  Shareholder feedback on compensation

Shareholder feedback on compensation

Our Board, the Committee and our management team value shareholder perspectives on our executive compensation program. As part of the Committee’s annual review of the program, it considers the outcome of Verizon’s annual shareholder advisory vote on executive compensation – the “say-on-pay.” At our Annual Meeting in May 2017, the compensation of our named executive officers was approved by approximately 93% of votes cast, demonstrating a high level of shareholder support for our compensation program and policies.

Management and Directors engage with our institutional shareholders in meetings and calls throughout the year. Topics covered have included, among others, the Committee’s choice of performance measures for awards issued under our Short- and Long-Term Incentive Plans, the relationship between the performance measures and our long-term strategy, the payout terms of equity awards, compensation recoupment policies, shareholder proposals and SEC compensation disclosure initiatives. Based on the feedback we have received during our outreach meetings, the results of our 2017 say-on-pay vote, and the history of strong shareholder support in prior say-on-pay votes, the Committee believes our shareholders continue to strongly support Verizon’s executive compensation program.

Peer group

The Committee uses the same peer group to benchmark executive pay opportunities and to evaluate Verizon’s relative stock performance under the Long-Term Plan. This peer group, which we call the Related Dow Peers, includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s five largest industry competitors that are not included in the Dow Jones Industrial Average. This group of companies is appropriate for the dual purpose of benchmarking executive pay opportunities and evaluating relative stock performance under the Long-Term Plan because many of the companies included in the group are similar to us in market capitalization, net income, revenue and total employees, and otherwise are our five largest industry competitors. This group also includes other companies we compete against in the marketplace, such as Apple, Disney and Microsoft. These companies represent Verizon’s primary competitors for executive talent and investor dollars. Moreover, this peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time. For these reasons, the Committee believes that use of the Related Dow Peers provides a consistent measure of Verizon’s performance and makes it easier for shareholders to understand, evaluate and monitor Verizon’s compensation program.

Verizon 2018 Proxy Statement |	29

Compensation Discussion and Analysis  |  Peer group

Related Dow Peer information

The following chart shows the companies included in the Related Dow Peers, as constituted on March 3, 2017, the date of the 2017 PSU grant. The chart includes each company’s market capitalization as of December 31, 2017 as reported by Bloomberg, as well as net income attributable to the company, revenue and total number of employees as of each company’s most recent fiscal year-end as reported in SEC filings.

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Million)	Revenue ($ Millions)	Total Employees
3M	$140,188	$4,858	$31,657	91,536	Verizon’s rank among Related Dow Peers (35 companies) « 13th Market capitalization « 2nd Net income « 7th Revenue « 12th Total employees
American Express	$86,201	$2,736	$35,583	55,000
Apple	$860,882	$48,351	$229,234	123,000
AT&T	$238,684	$29,450	$160,546	254,000
Boeing	$175,642	$8,197	$93,392	140,800
Caterpillar	$93,750	$754	$45,462	98,400
Charter Communications	$93,789	$9,895	$41,581	94,800
Chevron	$237,783	$9,195	$127,485	51,900
Cisco Systems	$189,341	$9,609	$48,005	72,900
Coca-Cola	$195,479	$1,248	$35,410	61,800
Comcast	$187,185	$22,714	$84,526	164,000
DowDuPont*	$166,654	$2,753	$79,535	98,000
Exxon Mobil	$354,392	$19,710	$237,162	69,600
General Electric	$151,328	($5,786)	$120,468	313,000
Goldman Sachs Group	$99,816	$4,286	$42,254	36,600
Home Depot	$221,323	$8,630	$100,904	400,000
IBM	$142,035	$5,753	$79,139	366,600
Intel	$216,029	$9,601	$62,761	102,700
Johnson & Johnson	$375,361	$1,300	$76,450	134,000
JPMorgan Chase	$371,052	$24,441	$113,899	252,539
McDonald’s	$137,212	$5,192	$22,820	235,000
Merck	$153,304	$2,394	$40,122	69,000
Microsoft	$659,906	$25,489	$96,571	124,000
Nike	$102,051	$4,240	$34,350	74,400
Pfizer	$215,897	$21,308	$52,546	90,200
Procter & Gamble	$233,096	$15,326	$65,058	95,000
Sprint Corporation	$23,562	($1,206)	$33,347	28,000
T-Mobile US	$52,838	$4,536	$40,604	51,000
Travelers	$37,124	$2,056	$28,902	30,800
UnitedHealth Group	$213,641	$10,558	$201,159	260,000
United Technologies	$101,874	$4,552	$59,837	204,700
VISA	$258,392	$6,699	$18,358	15,000
Wal-Mart	$292,535	$9,862	$500,343	2,300,000
Walt Disney	$162,374	$8,980	$55,137	199,000
Verizon	$215,925	$30,101	$126,034	155,400

*	DowDuPont is the successor company to DuPont and Dow Chemical as a result of a merger that occurred on September 1, 2017.

30	| Verizon 2018 Proxy Statement

Compensation Discussion and Analysis  |  Peer group

Benchmarking total compensation opportunity

The Committee evaluates whether the compensation opportunities for our executives are appropriate and competitive by comparing each named executive officer’s total compensation opportunity – which represents the sum of the executive’s base salary and target award amounts under the Short-Term Incentive Plan (Short-Term Plan) and the Long-Term Plan – to the total compensation opportunities for executives in comparable positions at peer companies. The Committee references the 50th percentile of the Related Dow Peers when making this comparison. A named executive officer’s total compensation opportunity may be higher or lower depending upon the executive’s tenure and overall level of responsibility. The total amount of compensation an executive actually receives may be less or more than the targeted opportunity based on Verizon’s annual and long-term performance results.

Compensation objectives and elements of compensation

Compensation objectives

Verizon’s executive compensation program supports the creation of shareholder value by pursuing four key objectives:

Attract and retain high-performing executives with the leadership abilities and experience necessary in an enterprise with our scale, breadth, and complexity to develop and execute our business strategies, drive superior results, meet diverse challenges and build long-term shareholder value;

Pay for superior results and sustainable growth by rewarding the achievement of challenging performance goals;

Drive performance and create shareholder value by emphasizing variable, at-risk compensation with an appropriate balance of short-term and long-term objectives that align executive and shareholder interests; and

Manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives and cap maximum payments.

Elements of compensation

The Committee determines the appropriate balance between fixed and variable pay elements, short- and long-term pay elements, and cash and equity-based pay elements when setting total compensation opportunities at competitive levels.

Pay element	Characteristics	Rationale
Base salary	Annual fixed cash compensation	Attract and retain high-performing and experienced executives
Short-term incentive opportunity	Annual variable cash compensation based on the achievement of predetermined annual performance measures	Motivate executives to achieve challenging short-term performance targets
Long-term incentive opportunity	Long-term variable equity awards granted annually as a combination of PSUs and RSUs	Align executives’ interests with those of shareholders, encourage efforts to grow long-term value, and retain executives

While the Committee does not benchmark and target each individual element of compensation to a specified market level, it does review market data with respect to the mix of annual cash and long-term equity components for similarly situated executives among the Related Dow Peers.

Compensation mix to emphasize long-term performance

The Committee believes that a substantial majority of each named executive officer’s total compensation opportunity should be variable and at risk in order to emphasize a performance-based culture. In establishing the mix of incentive pay for the named executive officers, the Committee balances the importance of meeting Verizon’s short-term business goals with the need to create shareholder value over the longer term. To that end, long-term target compensation opportunities are more

Verizon 2018 Proxy Statement |	31

Compensation Discussion and Analysis  |  Compensation objectives and elements of compensation

than double the annual base salary and short-term incentive target compensation opportunities. Moreover, since the Long-Term Plan features three-year award cycles, with awards consisting of PSUs subject to both performance-based and time-based vesting requirements and RSUs subject to time-based vesting requirements, we reward sustained performance and also encourage high-performing executives to remain with Verizon.

For 2017, the Committee allocated approximately 10% of each executive’s total compensation opportunity in the form of base salary, 20% in the form of short-term incentive, and 70% in the form of long-term incentive.

The following chart illustrates the approximate allocation of the named executive officers’ 2017 total compensation opportunity between variable, performance-based elements and fixed pay.

Performance target setting

The Committee takes a holistic approach to establishing performance targets under our incentive plans. Targets are set at the time of the Board’s annual strategy session to ensure that our executives’ compensation opportunities are aligned with Verizon’s short- and long-term strategic goals. In establishing performance targets, the Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic goals that continue to motivate and retain executives. As a result, our Short-Term and Long-Term Plans provide for measurable, rigorous performance targets that are attainable, but challenge executives to drive business results that generate shareholder value.

In setting the performance targets, the Committee considered the following factors:

•	Verizon’s short- and long-term strategy;

•	Economic, industry and competitive environments;

•	The creation of shareholder value;

•	The achievement level against performance targets in the prior year;

•	Financial analysts’ consensus estimates for the performance measures over future performance cycles;
•	The correlation among the performance measures and considerations of how Verizon’s operational performance will affect each measure differently; and

•	With regard to the diversity and sustainability metric in the Short-Term Plan, Verizon’s values and long-term commitment to being a responsible member of the communities we serve.

2017 annual base salary

To determine an executive’s base salary, the Committee, with assistance from the Consultant, considers the pay practices of the Related Dow Peers for comparable positions; the executive’s experience, tenure, scope of responsibility and performance; internal pay alignment; continuity planning and management development considerations; and for newly-hired executives, the Committee also considers the compensation required to attract the executive to the Company. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. There is no specific weighting applied to any of these factors in setting annual salaries, and the process ultimately relies on the subjective exercise of the Committee’s judgment.

32	| Verizon 2018 Proxy Statement

2017 variable vs. fixed pay mix

Compensation Discussion and Analysis  |  2017 annual base salary

Based on its assessment, the Committee approved base salary increases in 2017 of 7.1% for Mr. Ellis, 5.6% for Mr. Stratton and 5.6% for Ms. Walden and a base salary for Mr. Vestberg of Swedish Krona (SEK) 8,082,000 ($900,000 using an exchange rate of 8.98 SEK = 1 U.S. Dollar (USD), which was the SEK to USD exchange rate on February 24, 2017). The Committee approved these base salary levels in order to create an appropriate total compensation opportunity for each officer, in light of the Committee’s reference of the 50th percentile for comparable executives within the Related Dow Peers and the goal of providing a compensation mix that generally targets base salary at approximately 10% of the total compensation opportunity. Applying this same methodology, the Committee determined that Mr. McAdam’s base salary should not be adjusted in 2017, and it remains at the same level established in 2014.

2017 short-term incentive compensation

The Verizon Short-Term Plan motivates executives to achieve challenging short-term performance targets. Each year, the Committee establishes the potential value of the awards under the Short-Term Plan, as well as the performance targets required to achieve these awards.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary based on both the scope of the executive’s responsibilities and the competitive pay practices of the Related Dow Peers. The Short-Term Plan award opportunities at the threshold, target and maximum levels for each of the named executive officers are shown in the “Grants of plan-based awards” table on page 48.

For the named executive officers, target award opportunities, expressed as a percentage of base salary, did not change for 2017. However, the dollar value of the 2017 target award opportunities for Mr. Ellis, Mr. Stratton and Ms. Walden increased from 2016 as a result of the base salary increases described above. Mr. McAdam did not receive a salary increase in 2017, so the dollar value of his 2017 target award opportunity was the same as it was in 2015 and 2016. When Mr. Vestberg was hired in April 2017, he was eligible for a full year Short-Term Plan award for 2017, and his target award opportunity was set at 150% of his base salary, which is consistent with target award opportunities as a percentage of base salary that apply to the named executive officers other than Mr. McAdam.

The following table shows the 2017 Short-Term Plan target award opportunity for each of the named executive officers.

2017 Short-Term Plan target award opportunity

Named executive officer	As a percentage of base salary	As a dollar value
Mr. McAdam	250%	$4,000,000
Mr. Ellis	150%	$1,125,000
Mr. Stratton	150%	$1,425,000
Mr. Vestberg	150%	$1,350,000	*
Ms. Walden	150%	$1,425,000

*	For purposes of presenting Mr. Vestberg’s 2017 Short-Term Plan target award opportunity, his base salary was converted from SEK to USD using an exchange rate of 8.98 SEK = 1 USD, which was the SEK to USD exchange rate on February 24, 2017.

Annual performance measures

In the first quarter of each year, the Committee establishes financial and operational performance measures for the Short-Term Plan that are consistent with Verizon’s strategic goals. For each such measure, the Committee sets a target that challenges executives to drive business results that generate shareholder value. Verizon’s performance with respect to these measures determines the amount of the short-term incentive awards earned by the named executive officers.

Verizon 2018 Proxy Statement |	33

Compensation Discussion and Analysis  |  2017 short-term incentive compensation

Why these performance measures?

The Committee selected adjusted EPS, free cash flow and total revenue to reflect Verizon’s strategic goals of encouraging profitable operations, efficient use of capital and overall growth. The Committee also selected a diversity and sustainability metric to reflect Verizon’s commitment to promoting diversity among our employees and our business partners, and to reducing the environmental impact of our operations.

The 2017 performance measures, along with the weighting ascribed to each, are shown below as a percentage of the total Short-Term Plan award opportunity at target level performance.

The Committee believes that these performance measures are appropriate to motivate Verizon’s executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders. The 2017 measures and related targets approved by the Committee are described in detail below.

Adjusted EPS

Target range: $3.78 to $3.87

Verizon’s earnings are a function of the revenue earned from customers and the expenses incurred to serve those customers. As a result, adjusted EPS is a measure of the efficiency with which we are approaching the marketplace – the effectiveness with which we are balancing encouraging customers to start and continue relationships with us and the costs we are incurring to do so. The Committee assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan because this measure is broadly used and recognized by investors as a key indicator of ongoing operational performance and profitability. Adjusted EPS excludes special items, such as impairments and gains and losses from divestitures, business combinations, changes in accounting principles, the net impact of severance, pension and post-retirement benefit costs, extraordinary items and restructurings. As a result, the Committee believes this measure provides meaningful comparisons of our financial results from period to period and reflects the relative success of the ongoing business.

Free cash flow

Target range: $11.5 billion to $12.9 billion

Free cash flow is a measure of the cash we have left over after we have made the capital expenditures we need to make to continue to provide services to our customers. As a result, it is an indication of the extent to which we are efficiently using capital. It is also an indication of the amount of cash Verizon has available to return to shareholders in the form of dividends or share repurchases and to increase our financial flexibility by reducing outstanding debt. Free cash flow is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing and investing activities attributable to device payment plan receivable securitizations.

34	| Verizon 2018 Proxy Statement

Compensation Discussion and Analysis  |  2017 short-term incentive compensation

Total revenue

Target range: $123.8 billion to $125.2 billion

The Committee views total revenue as an important indicator of Verizon’s growth and success in managing capital investments. This measure also reflects the extent to which we are able to attract and retain customers and the level of penetration of our products and services in key markets. In setting the total revenue target range for 2017, the Committee did not take into account certain revenues attributable to businesses that were acquired during the latter half of 2016 or expected to be acquired in 2017.

Diversity and sustainability

Targets: At least 59.3% of U.S.-based workforce comprised of minority and female employees; direct at least $4.9 billion of our overall supplier spending to minority- and female-owned firms; reduce our carbon intensity by at least 4.0% compared to the prior year

As a large, multinational company with a highly diverse customer and employee base, we know that our operations are strengthened when we leverage the diversity of thought and cultures of our workforce and suppliers. We are also committed to reducing the environmental impact of our operations because we believe that it is important for us to be good stewards of our planet while we continue to serve our customers.

The Short-Term Plan provides for performance measures to be adjusted to exclude the impact of certain types of events not contemplated at the time the performance measures were set, such as significant transactions, changes in legal or regulatory policy and other special items. In determining free cash flow, the Committee made an adjustment for a discretionary pension prefunding contribution made in March 2017, set forth in Appendix A, which was not contemplated when the free cash flow target was set. No awards are paid under the Short-Term Plan if Verizon’s return on equity (ROE) for the plan year, based on adjusted net income, does not exceed 8% (even if some or all of the other performance measures are achieved).

Verizon 2018 Proxy Statement |	35

Compensation Discussion and Analysis  |  2017 short-term incentive compensation

2017 Short-Term Plan award. After considering the level of performance with respect to each performance measure, and based on an assessment of the level of achievement of each goal individually and collectively, the Committee determines the final Short-Term Plan award as a percentage of the target level for all employees participating in the Short-Term Plan. For 2017, this payout percentage was determined to be 93% of the target level. The following table shows the amount of the Short-Term Plan award paid to each named executive officer.

Named executive officer	Actual 2017 Short-Term Plan award ($)
Mr. McAdam	3,720,000
Mr. Ellis	1,046,250
Mr. Stratton	1,325,250
Mr. Vestberg*	1,255,500
Ms. Walden	1,325,250

*	Mr. Vestberg relocated to the United States in January 2018; therefore, the 2017 STI award paid to Mr. Vestberg in February 2018 was paid in USD.

Long-term incentive compensation

The Verizon Long-Term Plan is intended to align executives’ and shareholders’ interests and to reward participants for creating long-term shareholder value.

Consistent with past practice, Long-Term Plan awards are made in PSUs and RSUs. The value of each PSU or RSU is equal to the value of one share of Verizon common stock. The Committee establishes an executive’s Long-Term Plan award opportunity as a percentage of base salary and determines the number of PSUs and RSUs to be awarded based on the stock price on the grant date. The Committee assumes each executive will earn 100% of the PSUs and RSUs awarded for purposes of determining the total compensation opportunity. PSUs and RSUs accrue dividend equivalents that are deemed to be reinvested in PSUs and RSUs, respectively. These dividend equivalents are paid when, and only to the extent that, the related PSUs and RSUs are actually earned.

In late 2016 and early 2017, the Committee, with the assistance of the Consultant, undertook a comprehensive review of the structure and mix of the annual equity compensation program. As part of that review, the Committee considered Verizon’s business strategy and focus, feedback the Company received from our shareholders through the shareholder outreach program and market data on competitive pay practices of the Related Dow Peers. In particular, the Committee noted that when granting time-based restricted stock units, a significant number of our peer companies utilize a ratable vesting schedule, with awards vesting in equal annual installments following the grant date, as opposed to a single, longer cliff vesting schedule. Based on this information, to align to market practices and enable us to continue to attract and retain key executive talent, the Committee determined that the RSUs granted to our executives in 2017 would vest ratably over three years, with one-third of the award vesting on each annual anniversary of the grant date. The Committee determined that PSUs would continue to be earned over a three-year performance cycle, with cliff vesting at the end of the three-year period. The Committee believes that a three-year performance cycle is appropriate for the PSU awards because a multi-year performance cycle enables the Committee to meaningfully evaluate the execution of long-term strategies and the effect on shareholder value.

36	| Verizon 2018 Proxy Statement

2017 adjusted Company results1 compared against target performance ranges resulting in a [XX]% payout ROE of XX.X%2 [$ icon] $X.XX Adjusted EPS $3.87 $3.78 $X.XX $XX.XB3 Free cash flow $12.9B $11.5B $XX.XB $XXX.XB Total revenue $125.2B $123.8B $XXX.XB 59.3% U.S.-based minority and female employees (XXX target performance) Over $4.9B of our overall supplier spending directed to minority- and female-owned firms (XXX target performance) 4.0% reduction in carbon intensity (XXX target performance)

Compensation Discussion and Analysis  |  Long-term incentive compensation

The number of PSUs actually earned and paid is determined based upon Verizon’s achievement of pre-established performance targets over the three-year performance cycle, and the ultimate value of each PSU is based on the closing price of Verizon’s common stock on the last trading day of the performance cycle. Because the value of PSUs is linked to both stock price and performance targets, PSUs provide a strong incentive to executives to deliver value to Verizon’s shareholders. RSUs also provide a performance link as the value of the award depends on Verizon’s stock price. Both PSUs and RSUs provide a retention incentive by requiring the executive to remain employed with Verizon through the end of the applicable vesting period, subject to certain qualifying separations.

As in prior award cycles, the 2017 PSUs are payable in cash and the 2017 RSUs are payable in Verizon shares. The Committee believes this mix appropriately balances the potential shareholder dilution from paying awards in shares and cash flow considerations. In addition, paying the 2017 RSU awards in shares is consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers.

2017 Long-Term Plan award opportunities

The Long-Term Plan award is intended to drive our executives to deliver superior TSR performance and create free cash flow, and to encourage retention among our highly-qualified team. To that end, consistent with past practice, each of the named executive officers received 60% of their 2017 Long-Term Plan award in the form of PSUs and 40% in the form of RSUs. Two-thirds of the PSUs are eligible to vest based on Verizon’s relative TSR, and one-third is eligible to vest based on Verizon’s cumulative free cash flow.

Why these performance measures?

Relative TSR. The Committee understands that our investors have many different large-cap investment options. The Committee believes Verizon’s TSR compared to the TSR of the companies in the Related Dow Peers is a critical indicator of our success because it measures our performance in returning value to our shareholders in comparison to alternative investments our shareholders could have made. For this reason, the Committee chose relative TSR as the primary metric for determining the extent to which our management team will earn the PSUs granted under the Long-Term Plan.

Free Cash Flow. As described above, the Committee views free cash flow as an important indicator of our success because it measures our ability to generate cash from operations, which may be reinvested in our business, used to make acquisitions or pay outstanding debt, or returned to shareholders in the form of dividends or through share repurchases.

The 2017 target award opportunities for each of the named executive officers are shown in the table below. For the named executive officers other than Mr. Vestberg, target award opportunities, expressed as a percentage of base salary, did not change for 2017. The dollar value of the 2017 target award opportunities for Mr. Ellis, Mr. Stratton and Ms. Walden increased from 2016 solely as a result of the base salary increases described above. The dollar value of Mr. McAdam’s 2017 target award opportunity did not change from 2016 because he did not receive a base salary increase in 2017. When Mr. Vestberg was hired in April 2017, he was eligible for a full year Long-Term Plan award for 2017, and his target award opportunity was set at 500% of his base salary, which is consistent with the target award opportunities as a percentage of base salary that apply to Mr. Ellis and Ms. Walden.

Verizon 2018 Proxy Statement |	37

Long-term incentive program structure 60% PSUs 40% RSUs 2/3 Eligible to vest based on relative TSR 1/3 Eligible to vest based on Cumulative Free Cash Flow Eligible to vest based on continued employment through each applicable vesting date

Compensation Discussion and Analysis  |  Long-term incentive compensation

The Committee sets the award levels to provide a total compensation opportunity consistent with the Company’s overall compensation philosophy as described above, while maintaining a compensation mix in which each executive’s target annual Long-Term Plan award opportunity represents approximately 70% of that executive’s total compensation opportunity. The target award opportunity for an executive is allocated between PSUs and RSUs as noted above, and the target award opportunity allocated to each type of award is converted into a target number of units using the closing price of Verizon’s common stock on the grant date.

The following table shows the target value of the 2017 Long-Term Plan awards granted to the named executive officers.

2017 Long-Term Plan target award opportunity

Named executive officer	As a percentage of base salary	As a dollar value
Mr. McAdam	750%	$12,000,000
Mr. Ellis	500%	$ 3,750,000
Mr. Stratton	525%	$ 4,987,500
Mr. Vestberg	500%	$ 4,500,000	*
Ms. Walden	500%	$ 4,750,000

*	For purposes of presenting Mr. Vestberg’s 2017 Long-Term Plan target award opportunity, his base salary was converted from SEK to USD using an exchange rate of 8.98 SEK = 1 USD, which was the SEK to USD exchange rate on February 24, 2017.

38	| Verizon 2018 Proxy Statement

Compensation Discussion and Analysis  |  Long-term incentive compensation

Terms of 2017 PSU awards

Total Shareholder Return metric

Two-thirds of the PSUs will vest based on relative TSR performance (TSR PSUs). The accompanying chart shows the percentage of the TSR PSUs awarded for the 2017-2019 performance cycle that will vest based on Verizon’s TSR position compared with the companies in the Related Dow Peers as constituted on the date the awards were granted. Verizon’s TSR during the performance cycle must rank at least 15th — the 59th percentile — among the Related Dow Peers for 100% of the target number of TSR PSUs to vest, meaning Verizon must achieve above median TSR PSU performance for target vesting. The maximum number of TSR PSUs (200% of target) will vest only if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers — the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle ranks below 25th — approximately the 29th percentile — of the companies in the Related Dow Peers, none of the TSR PSUs will vest.

Free Cash Flow metric

One-third of the PSUs will vest based on Verizon’s cumulative free cash flow (FCF PSUs). The percentage of the FCF PSUs awarded for the 2017-2019 performance cycle that will vest is based on the extent to which Verizon’s cumulative FCF over the performance cycle meets or exceeds the cumulative FCF performance levels set by the Committee at the beginning of the performance cycle. FCF is calculated by subtracting capital expenditures from the total of cash flow from operations and cash flow from financing and investing activities attributable to device payment plan receivable securitizations, and is subject to adjustment to eliminate the financial impact of significant transactions, changes in legal or regulatory policy and other extraordinary items, such as the 2017 Tax Cuts and Jobs Act enactment.

The cumulative FCF target for the 2017-2019 performance cycle was set at a level reflective of our three-year strategic plan, which the Committee believes is attainable, but challenging in light of the business environment. The number of FCF PSUs that will vest ranges from 0%, if actual performance is below the threshold level, to 200%, if actual performance is at or above the maximum cumulative FCF level. The number of FCF PSUs that will vest in between identified performance levels will be determined by linear interpolation between vesting percentage levels.

TSR PSU vesting by

performance level

Verizon’s TSR rank among Related Dow Peers	Percent of TSR PSUs that vest
1	200%
2	200%
3	200%
4	200%
5	172%
6	165%
7	158%
8	151%
9	144%
10	137%
11	130%
12	123%
13	116%
14	109%
15	102%
16	95%
17	88%
18 (median)	81%
19	74%
20	67%
21	60%
22	53%
23	46%
24	39%
25	32%
26	0%
27	0%
28	0%
29	0%
30	0%
31	0%
32	0%
33	0%
34	0%
35	0%

Verizon 2018 Proxy Statement |	39

Compensation Discussion and Analysis  |  Long-term incentive compensation

2015 PSU awards earned in 2017

With respect to the PSUs awarded in 2015, the Committee determined the number of PSUs that vested for a participant based on the level of achievement of the two performance metrics over the three-year performance cycle:

2015-2017 TSR PSUs. Two-thirds of the PSUs awarded were eligible to vest based on Verizon’s TSR ranking for the 2015-2017 performance cycle relative to the Related Dow Peers as constituted on the date the award was granted. The percentage of TSR PSUs awarded for the 2015-2017 performance cycle that would vest at each level of Verizon’s relative TSR positioning was identical to the percentage at each performance level for the 2017-2019 grant shown on the prior page.

Over the three-year performance cycle ending December 31, 2017, Verizon’s TSR ranked 26th among the Related Dow Peers, resulting in a vesting percentage of 0% for the TSR PSUs.

2015-2017 FCF PSUs. One-third of the PSUs awarded was eligible to vest based on Verizon’s cumulative free cash flow over the 2015-2017 performance cycle compared to the performance targets set by the Committee at the beginning of the three-year cycle. The following shows the percentage of FCF PSUs awarded that would vest based on Verizon’s cumulative free cash flow over the 2015-2017 performance cycle at different performance levels.

Verizon’s cumulative free cash flow (in billions)	Percentage of awarded FCF PSUs that vest[1]
Greater than $44.0	200%
$41.0	150%
$38.0	100%
$32.0	50%
Less than $32.0	0%

1	For achievement between the stated levels, vesting is determined by linear interpolation.

At the time the 2015-2017 award was granted, the Committee provided for free cash flow to be determined on an adjusted basis, reflecting reductions and/or increases, to preserve the intended incentives by excluding the impact of certain types of events not contemplated by our financial plan, such as significant transactions, changes in legal or regulatory policy and other special items. In determining Verizon’s free cash flow over the performance cycle, the Committee included the cash flow from financing and investing activities attributable to device payment plan securitizations in the calculation of free cash flow, and made an adjustment for a discretionary pension prefunding contribution made in March 2017, which was not contemplated when the FCF PSU targets were set. This adjustment is set forth in Appendix A. In accordance with this pre-established adjustment methodology, the Committee determined that Verizon’s cumulative free cash flow over the performance cycle was $46.7 billion, which resulted in a vesting percentage of 200% for the FCF PSUs.

2015-2017 PSU payout. Based on the results described above, in the first quarter of 2018 the Committee approved a payment to all participants in the Long-Term Plan, including the named executive officers, of 67% of the PSUs awarded for the 2015-2017 performance cycle, which represents the weighted average of the two vesting percentages described above, plus dividend equivalents credited on those vested PSUs.

Additional compensation actions in 2017

Hiring of Mr. Vestberg as Executive Vice President, President — Global Networks and Chief Technology Officer. To strengthen Verizon’s leadership position in next generation technology, and as part of our succession planning process, on April 3, 2017 Verizon hired Mr. Vestberg to lead Verizon’s Network and Technology team. The Committee believes that Mr. Vestberg is uniquely qualified and brings a set of skills and experiences that are ideally suited to further develop the architecture for Verizon’s fiber-centric networks and to position the Company for long-term growth. The Committee approved a compensation package for Mr. Vestberg that is competitive with industry practice, and includes a one-time RSU award and signing bonus. The one-time RSU award was granted to Mr. Vestberg on May 4, 2017, with a grant date value of approximately $3 million. The RSUs will vest after the completion of a three-year award period ending on May 4, 2020, provided that Mr. Vestberg remains employed throughout the award period. The RSU award, including accrued dividends, will be settled in shares of Verizon common stock, and Mr. Vestberg will be required to hold any such shares (net of withholding taxes) for at least two years following the vesting date unless he dies or becomes disabled. The one-time RSU

40	| Verizon 2018 Proxy Statement

Compensation Discussion and Analysis  |  Long-term incentive compensation

award further enhances his immediate financial stake in Verizon, and the long-term vesting schedule also serves as a retention mechanism. In addition, Mr. Vestberg received a $1 million signing bonus that became payable upon his relocation to the United States from Sweden in January 2018. Mr. Vestberg is required to repay the signing bonus if he voluntarily leaves Verizon or is terminated for cause at any time prior to the one year anniversary of the date he relocated to the United States.

One-time PSU award for Mr. Stratton. As the leader of Verizon’s global operations, Mr. Stratton is responsible for managing and growing Verizon’s established businesses, including the Company’s wireless and wireline consumer and B2B units: Verizon Wireless, Verizon Enterprise Solutions, Verizon Partner Solutions, Verizon Consumer Markets and Verizon Business Markets. These businesses generate approximately $120 billion in annual revenue and serve more than 120 million customers. As part of the succession planning process, in March 2017 the Committee considered Mr. Stratton’s critical role in the Company’s success, the fact that he is retirement eligible, and the competition for executive talent in our industry, and determined that it was appropriate to provide him with a one-time PSU award for retention and succession planning purposes. The one-time PSU award is 100% performance-based, and the amount Mr. Stratton will ultimately receive is predicated on driving ROE over the multi-year performance period. The Committee chose ROE as the performance measure for this one-time award because it is a strong indicator of the extent to which the Company is able to generate profit with the money our shareholders have invested in the Company and provides a significant link to shareholder value creation. ROE is not utilized as a performance measure under either the Short-Term or Long-Term Plan. The award was granted to Mr. Stratton on March 14, 2017, with a grant date fair value of approximately $6 million. In determining the value of the award, the Committee considered the factors above and noted that while a one-time award such as this is substantial in the first year, the Committee believes the proper way to consider the award is as compensation for, and apportioned over, the three-year award period plus the one-year period during which Mr. Stratton will be required to hold the shares he receives on vesting.

The PSUs represent shares of Verizon stock that may become payable after the completion of a three-year award period ending on March 13, 2020, provided that the pre-established performance criterion is achieved and Mr. Stratton remains employed throughout the award period. The percentage of PSUs granted that will vest at the end of the three-year award period will be determined based on Verizon’s average annual ROE during the three-year period beginning January 1, 2017 and ending December 31, 2019. No PSUs will vest unless Verizon’s three-year average ROE meets a minimum threshold percentage of 30%. If Verizon’s three-year average ROE meets the target percentage of 45%, 100% of the PSUs granted will vest. If Verizon’s three-year average ROE is at least 60%, a maximum of 150% of the PSUs granted will vest. If Verizon’s three-year average ROE is greater than 30% but less than 45%, the percentage of PSUs that will vest will be between 50% and 100% on an interpolated basis, and if Verizon’s three-year average ROE is greater than 45% but less than 60%, the percentage of PSUs that will vest will be between 100% and 150% on an interpolated basis. The PSUs that vest at the end of the three-year award period ending March 13, 2020, including accrued dividends on the vested portion of the grant, will be settled in shares of Verizon stock. The award agreement requires Mr. Stratton to hold such shares (net of withholding taxes) for at least one year following the vesting date unless he dies or becomes disabled.

Other elements of the compensation program

Verizon also provides the named executive officers with limited additional benefits as generally described below, which are subject to applicable taxes and not intended to be a significant portion of their overall pay package. No named executive officer is eligible for a tax gross-up payment in connection with any of these benefits, including with respect to excise tax liability arising from any Internal Revenue Code Section 280G excess parachute payments.

Personal benefits

Transportation. Verizon provides limited aircraft and ground transportation benefits to enhance the safety and security of certain named executive officers. These transportation benefits also serve business purposes, such as allowing an executive to attend to confidential business matters while in transit.

Executive life insurance. Verizon offers the named executive officers and other executives the opportunity to participate in an executive life insurance program in lieu of participating in our basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy, and Verizon provides an annual cash payment to defray a portion of the annual premiums.

Verizon 2018 Proxy Statement |	41

Compensation Discussion and Analysis  |  Other elements of the compensation program

Financial planning. Verizon provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executives. If an executive participates in the program, the cost of the financial planning benefit is included in the executive’s income.

For additional information on these benefits, see footnote 4 to the “Summary compensation” table on page 47.

Retirement benefits

Over ten years ago, the Committee determined that guaranteed pay in the form of defined benefit pension and supplemental executive retirement benefits was not consistent with Verizon’s pay-for-performance culture. Accordingly, effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. These legacy retirement benefits that were previously provided to certain named executive officers are described in more detail under the section titled “Pension plans” beginning on page 50. In addition, effective June 30, 2006, the Committee froze eligibility for Verizon-subsidized retiree medical benefits under its legacy broad-based Wireline retiree medical plans, which provide a capped partial subsidy towards the cost of medical benefits to certain Verizon employees who met the eligibility requirements for the benefit. None of Verizon’s named executive officers are eligible for Verizon-subsidized retiree medical benefits.

During 2017, all of Verizon’s named executive officers were eligible to participate in Verizon’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, referred to as the Savings Plan, and Verizon’s nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in the plans. Under the Savings Plan, participants may defer “eligible pay,” which includes base salary and short-term incentive, up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to “restore” benefits that are limited or cut back under the Savings Plan due to the Internal Revenue Code limits. Accordingly, under the Deferral Plan a participant may elect to defer his or her base pay and short-term incentive that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. Prior to 2018, the Deferral Plan also permitted participants to defer long-term incentive compensation, but these deferrals were not eligible for Company matching contributions. All participants in both the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay.

Severance and change in control benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest-quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

Verizon was not a party to any employment agreement with any of the named executive officers in 2017. All senior managers (including all named executive officers except Mr. McAdam) are eligible to participate in the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause. Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan and is not entitled to receive any cash severance benefits upon his separation from the Company.

The Senior Manager Severance Plan is generally consistent with the terms and conditions of Verizon’s broad-based severance plan for management employees other than senior managers. Under the Senior Manager Severance Plan, if a participant has been involuntarily terminated without cause (or, in the case of a named executive officer, if the independent members of the Board determine that there has been a qualifying separation), the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of his or her base salary plus target short-term incentive opportunity,

42	| Verizon 2018 Proxy Statement

Compensation Discussion and Analysis  |  Other elements of the compensation program

along with continuing medical coverage for the applicable severance period. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person may not receive any duplicative benefits under the Senior Manager Severance Plan. The Senior Manager Severance Plan does not provide for any severance benefits based upon a change in control of the Company.

Under the Senior Manager Severance Plan, each named executive officer (other than Mr. McAdam) is eligible to receive a cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity. To be eligible for any severance benefits, a participant must execute a release of claims against Verizon in the form satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after separation.

In connection with her separation from service on February 28, 2018, Ms. Walden became entitled to separation benefits under the Senior Manager Severance Plan, which are described in more detail on page 57. Ms. Walden did not receive any enhanced benefits upon her separation of service.

Consistent with the Committee’s belief that named executive officers should not receive cash severance benefits merely because a change in control occurs, the Long-Term Plan does not allow “single-trigger” accelerated vesting and payment of outstanding awards upon a change in control. Instead, the Long-Term Plan requires a “double trigger.” Specifically, if in the 12 months following a change in control a participant’s employment is terminated without cause, all of that participant’s then-unvested PSUs will fully vest at the target level performance, then-unvested RSUs will fully vest, and those PSUs and RSUs (including accrued dividend equivalents) will become payable on the regularly scheduled payment date after the end of the applicable award cycle.

Other compensation policies

Stock ownership guidelines

To further align the interests of Verizon’s management with those of our shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels within designated periods of assuming their leadership roles.

•	The CEO is required to maintain share ownership equal to at least seven times base salary.

•	Other named executive officers are required to maintain share ownership equal to at least four times base salary.

•	Executives are prohibited from hedging, short-selling or engaging in any financial activity that would allow them to benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon tax-qualified savings plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any unvested PSUs or RSUs. Each of the named executive officers is in compliance with the stock ownership guidelines. In addition, none of the named executive officers has engaged in any pledging transaction with respect to shares of Verizon’s stock.

Recovery of incentive payments (clawbacks)

The Committee believes it is appropriate to hold executives accountable for actions or omissions that result in significant reputational or financial harm to the Company. Accordingly, the Committee has adopted a policy that enables Verizon to cancel or “claw back” incentive compensation from any senior executive who has engaged in willful misconduct in the performance of the executive’s duties that results in significant reputational or financial harm to Verizon. In addition, all of Verizon’s executives who receive equity grants under Verizon’s Long-Term Plan are subject to an additional clawback policy that requires forfeiture or cancellation of incentive compensation (both short-term and long-term) if the Committee determines that Verizon was required to materially restate its financial results because of the executive’s willful misconduct or gross negligence. The Committee reviews these policies periodically.

Verizon 2018 Proxy Statement |	43

Compensation Discussion and Analysis  |  Other compensation policies

Shareholder approval of certain severance arrangements

The Committee has a policy of seeking shareholder approval or ratification of any new employment or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly situated management employees and payments in excess of, or outside, the terms of a Verizon plan or policy.

Tax and accounting considerations

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was enacted. The TCJA significantly revised the income tax deductibility of executive compensation. Based on the changes introduced by the TCJA, a publicly-held company is generally prohibited from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017, which were based upon attaining pre-established performance measures set by the company’s compensation committee under a plan approved by the company’s shareholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.

The Committee takes this deductibility limitation into account in its consideration of compensation matters. However, the Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of Verizon and our shareholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation in excess of $1 million will in fact be deductible.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program for our named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of Verizon and our shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

44	| Verizon 2018 Proxy Statement

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and Verizon’s Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

The Human Resources Committee

Clarence Otis, Jr., Chair

Richard Carrión

Melanie Healey

Rodney Slater

Gregory Wasson

March 5, 2018

Verizon 2018 Proxy Statement |	45

Compensation Tables

Summary compensation

The following table provides information about the compensation paid to each of our named executive officers in 2015, 2016 and 2017.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)
Lowell McAdam	2017	1,600,000	0	12,000,062	0	3,720,000	73,949	543,570	17,937,581
Chairman and Chief	2016	1,600,000	0	12,000,077	0	3,200,000	233,155	641,347	17,674,579
Executive Officer	2015	1,661,538	0	12,000,065	0	4,000,000	83,092	598,965	18,343,660
Matthew Ellis	2017	742,308	0	3,750,088	0	1,046,250	2,998	107,724	5,649,368
Executive Vice President	2016	488,462	0	1,708,468	0	410,000	1,291	89,138	2,697,359
and Chief Financial Officer
John Stratton	2017	942,308	0	10,987,566	0	1,325,250	80,190	204,837	13,540,151
Executive Vice President	2016	896,154	0	4,725,072	0	1,080,000	101,959	237,424	7,040,609
and President — Global Operations	2015	894,231	0	4,593,828	0	1,312,500	52,841	203,910	7,057,310
Hans Vestberg[5]	2017	807,497	0	7,500,069	0	1,255,500	0	254,353	9,817,419
Executive Vice President,
President — Global Networks and
Chief Technology Officer
Marni Walden	2017	942,308	0	4,750,035	0	1,325,250	43,510	195,819	7,256,922
Executive Vice President and	2016	896,154	0	4,500,061	0	1,080,000	55,034	216,340	6,747,589
President — Global Media	2015	894,231	0	4,375,074	0	1,312,500	44,907	174,317	6,801,029

1	The amounts in this column reflect the grant date fair value of the PSUs and RSUs computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. The grant date fair value of PSUs granted to the named executive officers in the designated year as part of Verizon’s annual long-term incentive award program, and in the case of Mr. Stratton, the special PSU award granted in 2017, has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was most likely to be achieved under the grants on the grant date. The following table reflects the grant date fair value of these PSUs, as well as the maximum grant date fair value of these awards based on the closing price of Verizon’s common stock on the grant date if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level.

	Grant Date Fair Value of PSUs				Maximum Value of PSUs
Name	2015 ($)	2016 ($)	2017 ($)	2017 Special Award ($)	2015 ($)	2016 ($)	2017 ($)	2017 Special Award ($)
Mr. McAdam	7,200,039	7,200,036	7,200,037		14,400,078	14,400,072	14,400,074
Mr. Ellis		1,025,091	2,250,043			2,050,182	4,500,086
Mr. Stratton	2,756,297	2,835,043	2,992,527	6,000,004	5,512,594	5,670,086	5,985,054	9,000,006
Mr. Vestberg			2,700,031				5,400,062
Ms. Walden	2,625,044	2,700,026	2,850,021		5,250,088	5,400,052	5,700,042

2	The amounts in this column for 2017 reflect the 2017 Short-Term Plan award paid to the named executive officers in February 2018 as described beginning on page 33.

3

The amount in this column for 2017 for Ms. Walden reflects the sum of the change in the actuarial present value of Ms. Walden’s accumulated benefit under the defined benefit plan of $3,129 and the amount that is considered to be “above-market” earnings on amounts held in nonqualified deferred compensation plans calculated under SEC rules of $40,381. Messrs. Ellis and Stratton are not eligible for pension benefits, so amounts shown in this column reflect only “above-market” earnings for these executives. Mr. Vestberg is not eligible for pension benefits and did not participate in the nonqualified defined contribution plan during 2017. For 2017 there was a reduction in pension value for Mr. McAdam of $114,002 based on the applicable calculation formula. In accordance with SEC rules, because the aggregate change in the actuarial present value of the accumulated benefit under the defined benefit plans was a negative number for 2017, the amount shown in this column for 2017 for Mr. McAdam reflects only “above-market” earnings. The “above-market” earnings reported in this column consist of earnings on amounts that the individual

46	| Verizon 2018 Proxy Statement

Compensation Tables  |  Summary compensation

has elected to invest in a hypothetical investment option offered to all participants under the nonqualified deferred compensation plans that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investors Services. The earnings are considered “above-market” under SEC rules because the interest crediting rate for this investment option (which for 2017 was approximately 4.135%) exceeded 120% of the corresponding applicable federal long-term rate established by the Internal Revenue Service (which for 2017 was 3.075%). Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

4	The following table provides the detail for 2017 compensation reported in the “All Other Compensation” column.

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan[c] ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[d] ($)	Other[e] ($)	All Other Compensation Total ($)
Mr. McAdam	132,173	12,632	18,850	325,150	48,765	6,000	543,570
Mr. Ellis	0	0	18,850	58,998	19,118	10,758	107,724
Mr. Stratton	0	0	18,850	124,575	48,897	12,515	204,837
Mr. Vestberg	0	0	241,318	0	35	13,000	254,353
Ms. Walden	0	0	18,850	124,575	39,879	12,515	195,819

a	The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2017 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b	The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles; (ii) multiplying the total 2017 personal miles by the incremental vehicle cost per mile; and (iii) adding the incremental driver cost (the 2017 driver hours for personal use multiplied by the driver’s hourly rate).

c	This column represents employer contributions to Verizon’s tax-qualified defined contribution plans for 2017. For employees other than Mr. Vestberg, it represents the employer contribution to the broad-based savings plan, described further on page 51. For Mr. Vestberg, it represents the employer contribution to the broad-based collectively agreed ITP1 defined contribution retirement plan applicable to employees in Sweden, described further on page 52.

d	Executive life insurance is available to US-based executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy, chooses the level of coverage and is responsible for paying the premiums. However, Verizon pays each executive an amount, shown in this column, which is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For all named executive officers who participate in this program, the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his or her Short-Term Plan award opportunity at 67% of target level if the executive dies before a designated date. For all named executive officers who participate, this date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation. All of the named executive officers other than Mr. Vestberg participated in the executive life insurance program in 2017. Because Mr. Vestberg was employed in Sweden during 2017, he was not eligible to participate in the executive life insurance program. Instead, Mr. Vestberg participated in a broad-based non-discriminatory life insurance program, providing fully-insured life insurance benefits, offered to other employees located in Sweden. The amount for Mr. Vestberg in this column represents the amount of the premiums paid by the Company for Mr. Vestberg’s participation in this program during 2017.

e	This column represents the total amount of other perquisites and personal benefits provided. These other benefits consist of: (i) for Mr. McAdam, reimbursement of a portion of out-of-pocket fees for a routine preventative medical examination; (ii) for Messrs. Ellis and Stratton and Ms. Walden, financial planning services; and (iii) for Mr. Vestberg, relocation expenses to the United States. The Company provides each of the named executive officers who elect to participate in the financial planning program with a financial planning benefit equal to the Company’s payment for the services, up to $13,000.

5	Salary paid to Mr. Vestberg in 2017, as well as the Company’s 2017 contribution to the retirement plan and payment of the life insurance premium for Mr. Vestberg’s participation in those plans were paid in Swedish krona (SEK); the amounts were converted from SEK to USD in the above table using the exchange rate on December 29, 2017 (8.20760 SEK = 1 USD).

Verizon 2018 Proxy Statement |	47

Compensation Tables  |  Plan-based awards

Plan-based awards

The following table provides information about the 2017 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of plan-based awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
Name (a)	Type of Award[1]	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. McAdam	STP	—	2,000,000	4,000,000	6,000,000
	PSU	3/3/2017				54,622	143,742	287,484				7,200,037
	RSU	3/3/2017							95,828			4,800,025
Mr. Ellis	STP	—	562,500	1,125,000	1,687,500
	PSU	3/3/2017				17,070	44,920	89,840				2,250,043
	RSU	3/3/2017							29,947			1,500,045
Mr. Stratton	STP	—	712,500	1,425,000	2,137,500
	PSU	3/3/2017				22,702	59,743	119,486				2,992,527
	PSU	3/14/2017				60,778	121,556	182,334				6,000,004
	RSU	3/3/2017							39,829			1,995,035
Mr. Vestberg	STP	—	675,000	1,350,000	2,025,000
	PSU	4/3/2017				20,862	54,901	109,802				2,700,031
	RSU	4/3/2017							36,601			1,800,037
	RSU	5/4/2017							65,388			3,000,001
Ms. Walden	STP	—	712,500	1,425,000	2,137,500
	PSU	3/3/2017				21,621	56,898	113,796				2,850,021
	RSU	3/3/2017							37,932			1,900,014

1	These awards are described in the Compensation Discussion and Analysis beginning on page 33.

2	The actual amount awarded in 2017 was paid in February 2018 and is shown in column (g) of the “Summary compensation” table on page 46.

3	These columns reflect the potential payout range of PSU awards granted in 2017 to our named executive officers, in accordance with the Company’s annual long-term incentive award program, as described beginning on page 36. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target number of units awarded based on Verizon’s relative TSR position as compared with the Related Dow Peers and Verizon’s cumulative free cash flow over the three-year performance cycle as described in more detail beginning on page 39. PSUs and the applicable dividend equivalents are paid only and to the extent that the applicable performance criteria for the award are achieved at the end of the award cycle. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date. These columns also include a special PSU award granted to Mr. Stratton on March 14, 2017 with a payout range between 0% and 150%. With respect to the March 14, 2017 PSU grant to Mr. Stratton, the number of PSUs that vest at the end of the three-year award period ending March 13, 2020 will be determined based on Verizon’s average annual ROE during the three-year performance period beginning January 1, 2017 and ending December 31, 2019, and the final award will include dividend equivalents that accrue on the vested portion of the award. No PSUs will vest unless Verizon’s three-year average annual ROE meets the minimum threshold of 30%. If Verizon’s three-year average annual ROE meets the target percentage of 45%, 100% of the nominal number of PSUs granted will vest. If Verizon’s three-year average annual ROE is at least 60%, a maximum of 150% of the PSUs granted will vest. If Verizon’s three-year average annual ROE is greater than 30% but less than 45%, the percentage of PSUs that will vest will be between 50% and 100% on an interpolated basis, and if Verizon’s three-year average annual ROE is greater than 45% but less than 60%, the percentage of PSUs that will vest will be between 100% and 150% on an interpolated basis.

4	This column reflects the RSU awards granted in 2017 to the named executive officers, including a special award granted to Mr. Vestberg in connection with his hiring, in accordance with the Company’s annual long-term incentive award program. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock on that date. These dividend equivalents are only distributed to the award holder if and when the award vests.

5	This column reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believed was the most likely to be achieved under the grants.

48	| Verizon 2018 Proxy Statement

Compensation Tables  |  Plan-based awards

Outstanding equity awards at fiscal year-end

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1,2,4] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[1,2,4,5] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[1,3,6] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1,3,6,7] ($) (j)	Grant Date
Mr. McAdam	0	0	0	0	0	100,532	5,321,159	107,066	5,667,003	3/4/2016
						99,391	5,260,766	131,197	6,944,257	3/3/2017
Mr. Ellis	0	0	0	0	0	11,310	598,638	12,046	637,595	3/4/2016
						3,157	167,100	3,362	177,951	11/1/2016
						31,061	1,644,059	41,000	2,170,130	3/3/2017
Mr. Stratton	0	0	0	0	0	39,585	2,095,234	42,158	2,231,423	3/4/2016
						41,310	2,186,538	54,529	2,886,220	3/3/2017
						0	0	189,114	10,009,804	3/14/2017
Mr. Vestberg	0	0	0	0	0	37,962	2,009,329	50,109	2,652,269	4/3/2017
						66,976	3,545,040	0	0	5/4/2017
Ms. Walden	0	0	0	0	0	37,700	1,995,461	40,150	2,125,140	3/4/2016
						39,343	2,082,425	51,932	2,748,761	3/3/2017

1	In 2016, Mr. Ellis received an incremental equity award in connection with his appointment as Chief Financial Officer in the form of PSUs and RSUs, which may become payable after the completion of the three-year period ending December 31, 2018, provided that Mr. Ellis remains continuously employed, subject to the terms of the award agreements.

2	In 2017, Mr. Vestberg received a special equity award in the form of RSUs which, subject to continued employment, may become payable on May 4, 2020. The RSU award, to the extent vested, will be settled in shares of Verizon common stock, and Mr. Vestberg will be required to hold any such shares for at least two years following the vesting date.

3	In 2017, Mr. Stratton received a special equity award in the form of PSUs which may become payable at the end of the three-year award period ending on March 13, 2020, subject to continued employment. The percentage of PSUs that will vest at the end of the three-year award period will be based on Verizon’s average annual ROE during the three-year performance period beginning on January 1, 2017 and ending December 31, 2019. The award, to the extent vested, will be settled in shares of Verizon common stock, and Mr. Stratton will be required to hold any such shares for at least one year following the vesting date.

4	The annual 2016 RSU awards, including Mr. Ellis’ incremental 2016 RSU award, vest on December 31, 2018. The annual 2017 RSU awards vest ratably over three years from the grant date with one-third vesting on March 3, 2018, March 3, 2019 and March 3, 2020. Mr. Vestberg’s annual 2017 RSU award vests ratably over three years from the grant date with one-third vesting on April 3, 2018, April 3, 2019 and April 3, 2020. Mr. Vestberg’s special 2017 RSU award vests on May 4, 2020. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2017.

5	This column represents the value of the RSU awards listed in column (g) based on a share price of $52.93, the closing price of Verizon’s common stock on December 29, 2017.

6	The annual 2016 and 2017 PSU awards, including Mr. Ellis’ incremental 2016 PSU award, vest on December 31, 2018 and December 31, 2019 respectively. Mr. Stratton’s special 2017 PSU award vests on March 13, 2020, with the number of PSUs that will vest determined based on Verizon’s average annual ROE during the three-year performance cycle in accordance with the terms of the award agreement. PSUs accrue quarterly dividends that are reinvested into the participant’s account as additional PSUs. PSUs and the applicable dividend equivalents are paid if and to the extent that the applicable PSU award vests. As required by SEC rules, the number of units in this column represents the 2016 PSU awards at a 71% vesting percentage, the 2017 PSU awards at a 88% vesting percentage, and Mr. Stratton’s 2017 special PSU Award at a 150% vesting percentage, in each case including accrued dividend equivalents through December 31, 2017 that will be paid to the executives if the awards vest at the indicated levels.

7	This column represents the value of the PSU awards listed in column (i) based on a share price of $52.93, the closing price of Verizon’s common stock on December 29, 2017.

Value realized from stock options and certain stock-based awards

The following table reports the value realized from the vesting of the following stock-based awards for the named executive officers:

•	2015 PSUs that vested on December 31, 2017;

•	2015 RSUs that vested on December 31, 2017; and

•	special one-time equity award in the form of RSUs granted in 2014 to Mr. Ellis that vested on February 3, 2017.

Verizon 2018 Proxy Statement |	49

Compensation Tables  |  Value realized from stock options and certain stock-based awards

Based on the Company’s relative TSR as compared with the Related Dow Peers and its cumulative free cash flow over the performance period, the Committee approved a vesting percentage of 67% of the target number of PSUs granted for the 2015-2017 performance cycle for all participants, including the named executive officers. The values of the 2015 PSU awards upon vesting for Mr. McAdam, Mr. Ellis, Mr. Stratton, and Ms. Walden were $6,070,322, $599,459, $2,323,821, and $2,213,164, respectively, and the values of the 2015 RSU awards upon vesting for Mr. McAdam, Mr. Ellis, Mr. Stratton, and Ms. Walden were $6,040,121, $596,478, $2,312,261, and $2,202,153, respectively. The value of Mr. Ellis’ special one-time equity award upon vesting was $556,002. Mr. Vestberg was hired in 2017 and did not hold any stock-based awards that vested during 2017.

Option exercises and stock vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[1] (#) (d)	Value Realized on Vesting[1,2,3] ($) (e)
Mr. McAdam	0	0	228,801	12,110,443
Mr. Ellis	0	0	34,040	1,751,939
Mr. Stratton	0	0	87,589	4,636,082
Mr. Vestberg	0	0	0	0
Ms. Walden	0	0	83,418	4,415,317

1	The amounts include dividend equivalents that were credited on the PSU and RSU awards that vested on December 31, 2017 in accordance with the terms of the awards. For Mr. Ellis, the amount also includes dividend equivalents that were credited on the RSU award that vested on February 3, 2017, in accordance with the terms of the award.

2	The amounts in this column represent the number of shares acquired on vesting multiplied by $52.93, the closing price of Verizon’s common stock on December 29, 2017. For Mr. Ellis the amount also includes the number of shares acquired on vesting of his special 2014 RSU award multiplied by $48.58, the closing price of Verizon’s common stock on February 3, 2017.

3	The amounts in this column include $179,391 for Mr. Ellis that was deferred under the Verizon Executive Deferral Plan in 2018 when the amounts would have otherwise been paid.

Pension plans

Mr. McAdam and Ms. Walden are both eligible for a frozen pension benefit under a Verizon Wireless defined benefit retirement plan. All accruals under this plan (tax-qualified and nonqualified) were frozen as of December 31, 2006.

Verizon Wireless Retirement Plan. In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan, and Ms. Walden is entitled to a tax-qualified benefit under this plan.

Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. The normal retirement age under the Verizon Wireless Retirement Plan is 65. The early retirement age (for unreduced benefits) under the plan is 55. Mr. McAdam is eligible for unreduced early retirement benefits under the plan. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the Short-Term Plan award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

Ms. Walden has a tax qualified benefit under the Verizon Wireless Retirement Plan that is determined under one formula: for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond).

50	| Verizon 2018 Proxy Statement

Compensation Tables  |  Pension plans

The following table illustrates the actuarial present value as of December 31, 2017 of pension benefits accumulated by the named executive officers, other than Messrs. Ellis, Stratton, and Vestberg who are not eligible for pension benefits.

Pension benefits

Name (a)	Plan Name (b)	Number of Years Credited Service[1] (#) (c)	Present Value of Accumulated Benefit[2] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. McAdam	Verizon Wireless Retirement Plan – Qualified Verizon Wireless Retirement Plan – Nonqualified	34 10	1,068,915 1,604,642	0 0
Ms. Walden	Verizon Wireless Retirement Plan – Qualified	17	27,619	0

1	The years of credited service for each of Mr. McAdam and Ms. Walden with respect to the applicable plan is less than the named executive officer’s number of actual years of service with the Company. For Mr. McAdam, the 10 years of credited service represents the period over which he earned a benefit in the nonqualified portion of the Verizon Wireless Pension Plan. Ms. Walden does not have a benefit in the nonqualified plan.

2	The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 10 to the Company’s consolidated financial statements for the year ended December 31, 2017, as included in Verizon’s 2017 Annual Report. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he or she can retire without having the retirement benefit reduced under the plan.

Defined contribution savings plans

The named executive officers, other than Mr. Vestberg, are participants in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers who participate in these plans are subject to the same terms as other participants in these plans. During 2017, Mr. Vestberg was employed in Sweden and participated in the tax-qualified defined contribution savings plan (referred to as the “ITP1”) applicable to the company’s employees located in Sweden on the same terms as the other participants in that plan.

Under the Savings Plan, participants may defer “eligible pay”, which includes base salary and the Short-Term Plan award, up to certain compensation limits imposed by the Internal Revenue Code, and Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay deferred. The Deferral Plan is designed to restore benefits that are limited or cut back under the Savings Plan. Accordingly, under the Deferral Plan, a participant may elect to defer his or her base pay and Short-Term Plan award that could not be deferred into the Savings Plan due to the Internal Revenue Code limits. Verizon provides the same matching contribution on these deferred amounts as the participant would have received if such amounts had been permitted to be deferred into the Savings Plan. Prior to 2018, participants were permitted to defer certain long-term incentive awards under the Deferral Plan (those deferrals were not eligible for Company match). Deferrals of long-term incentive awards are no longer permitted after 2017. Long-term incentive awards deferred prior to 2018 remain subject to the terms of the award and the applicable deferral election.

Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary profit-sharing contribution of up to 3% of eligible pay. In determining whether to make a profit-sharing contribution, the Committee uses the same criteria it uses to determine the Short-Term Plan award paid to employees. For 2017, the discretionary contribution was 1.50%. Messrs. McAdam and Stratton and Ms. Walden were participants in the Verizon Wireless Executive Deferral Plan while they were employed at Verizon Wireless. In April 2014, following Verizon’s acquisition of sole ownership of Verizon Wireless, the Verizon Wireless Executive Deferral Plan was merged into the Deferral Plan.

Participants in the Deferral Plan may elect to invest their deferrals in the hypothetical investment options available to all participants under the Savings Plan or in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services. Participants in the Deferral Plan may generally elect to receive their benefits in a lump sum or installments, commencing on a separation from service or specific date elected by the participant.

Verizon 2018 Proxy Statement |	51

Compensation Tables  |  Defined contribution savings plans

Messrs. McAdam and Stratton and Ms. Walden also have account balances under the Verizon Wireless Executive Savings Plan (ESP). The ESP is a nonqualified deferred compensation plan that was the predecessor to the Verizon Wireless Executive Deferral Plan. The ESP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the ESP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the ESP. Participants in the ESP do not receive matching contribution credits or retirement credits under the plan.

ITP1 is a collectively agreed defined contribution plan. The annual employer contributions are as follows:

•	4.5% of a participant’s gross earnings below 7.5 times the Income Base Amounts (IBA)

•	30.0% of a participant’s gross earnings above 7.5 times the IBA.

The IBA is an index established by the Swedish government that increases annually in line with wages. In 2017, the IBA was SEK 61,500.

The “Nonqualified deferred compensation” table below shows the 2017 account activity for each named executive officer other than Mr. Vestberg and includes each participating executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2017. Mr. Vestberg did not participate in a nonqualified deferred compensation plan during 2017.

Nonqualified deferred compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY3 ($) (d)	Aggregate Withdrawals/ Distributions[4] ($) (e)	Aggregate Balance at Last FYE[4] ($) (f)
Mr. McAdam	Verizon Executive Deferral Plan	271,800	325,150	468,720	0	10,571,389
	Verizon Wireless Executive Savings Plan	0	0	123,554	0	2,604,480
Mr. Ellis	Verizon Executive Deferral Plan	236,354	58,998	23,681	0	544,195
Mr. Stratton	Verizon Executive Deferral Plan	438,077	124,575	906,653	0	10,186,227
	Verizon Wireless Executive Savings Plan	0	0	177,866	0	4,473,100
Ms. Walden	Verizon Executive Deferral Plan	105,138	124,575	297,689	0	7,379,521
	Verizon Wireless Executive Savings Plan	0	0	578	0	14,286

1	Of the amounts listed in this column, the following amounts are also included in the “Summary compensation” table in columns (c) and (j): for Mr. McAdam, $79,800; for Mr. Ellis, $28,338; for Mr. Stratton, $168,077; and for Ms. Walden, $40,338.

2	The amounts listed in this column are also included in columns (i) and (j) of the “Summary compensation” table.

3	Of the amounts listed in this column, the following amounts are also included in the “Summary compensation” table in columns (h) and (j): for Mr. McAdam, $73,949; for Mr. Ellis, $2,998; for Mr. Stratton, $80,190; and for Ms. Walden, $40,381.

4	The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officers in the “Summary compensation” table in Verizon’s previous proxy statements:

•	For Mr. McAdam, a total of $5,470,490 was reported (2008 to 2017);

•	For Mr. Ellis, a total of $83,928 was reported (2017);

•	For Mr. Stratton, a total of $2,873,722 was reported (2013 to 2017); and

•	For Ms. Walden, a total of $478,966 was reported (2016 to 2017).

Potential payments upon termination or change in control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers other than Ms. Walden if a termination of employment or change in control of Verizon had occurred at the end of 2017 under Verizon’s compensation plans and agreements. Ms. Walden left Verizon on February 28, 2018. The actual payments and benefits that Ms. Walden became entitled to receive in connection with her separation from Verizon are discussed under the heading “Separation of Ms. Walden” beginning on page 57.

52	| Verizon 2018 Proxy Statement

Compensation Tables  |  Potential payments upon termination or change in control

Payments made upon termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the “Pension benefits” and “Nonqualified deferred compensation” tables above. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2017 Short-Term Plan awards and amounts earned under our 2015 Long-Term Plan awards are not included in the summaries or tables below. Amounts earned under our 2017 Short-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 33 and are reported in the “Summary compensation” table on page 46. Amounts earned under our 2015 Long-Term Plan awards are discussed in the Compensation Discussion and Analysis beginning on page 40 and are reported in the “Option exercises and stock vested” table on page 50. If a named executive officer’s employment had terminated on December 31, 2017 for any reason other than for cause, the full amount of the 2017 Short-Term Plan award and the full amount of the 2015 Long-Term Plan awards, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential payments upon qualifying separation or involuntary termination without cause

Mr. McAdam. As Chairman and CEO, Mr. McAdam is not eligible to participate in the Senior Manager Severance Plan described below. Mr. McAdam is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan. Verizon provides severance benefits to certain employees, including all of the named executive officers other than the Chairman and CEO, under the Senior Manager Severance Plan. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target Short-Term Plan award opportunity; and (ii) continued medical, dental and vision coverage for two years.

In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the separation occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under any outstanding agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Ms. Walden left Verizon on February 28, 2018. Upon her separation, Ms. Walden was entitled to receive separation benefits under the Senior Manager Severance Plan, which are described and quantified under the heading “Separation of Ms. Walden” beginning on page 57. Ms. Walden did not receive any additional separation benefits or payments upon her separation of service.

Verizon 2018 Proxy Statement |	53

Compensation Tables  |  Potential payments upon termination or change in control

Other benefits. Upon an involuntary termination of employment without cause, a named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. However, executives would only be entitled to receive financial planning services if they participate in the program in the year in which their employment terminates. Mr. McAdam and Mr. Vestberg did not participate in the financial planning program in 2017 and, as a result, would not have been entitled to receive financial planning services if their employment had terminated on the last business day of 2017. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination and who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service. If the named executive officer is not retirement eligible upon termination and has not reached plan maturity (age 60 and 5 years of plan participation) upon termination, the executive would be eligible to receive one additional annual payment to pay a portion of the annual premium for the two years following the year in which the executive’s termination occurs. Mr. McAdam attained plan maturity on December 31, 2014, and he is not entitled to receive any additional payments from Verizon with respect to this benefit following his termination of employment. In addition, Mr. Vestberg is eligible for a one month contribution to the ITP1 collectively agreed defined contribution plan.

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Ms. Walden, would have been entitled to receive had their employment been involuntarily terminated without cause on the last business day of 2017 or had incurred a qualifying separation under the Senior Manager Severance Plan. The actual payments and benefits that Ms. Walden became entitled to receive upon her separation from Verizon on February 28, 2018 are discussed under the heading “Separation of Ms. Walden” beginning on page 57.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning[2] ($)	Executive Life Insurance Benefit[3] ($)	Other[4] ($)
Mr. McAdam	0	0	0	0	0	0
Mr. Ellis	3,750,000	43,667	14,500	11,000	20,053	0
Mr. Stratton	4,750,000	29,112	14,500	13,000	153,666	0
Mr. Vestberg	4,500,000	0	14,500	0	4	26,913

1	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years. Upon a termination of Mr. Vestberg’s employment, he would have been entitled to continued healthcare coverage under the Swedish Universal Healthcare system at no cost to the company.

2	Mr. McAdam and Mr. Vestberg did not participate in the financial planning program in 2017 and, as a result, would not have been entitled to receive financial planning services if their employment had terminated on the last business day of 2017.

3	If Mr. McAdam had retired on December 31, 2017, he would not have been entitled to receive additional company contributions with respect to this benefit because he reached plan maturity on December 31, 2014. The amount for Mr. Stratton represents the amount of total payments to pay a portion of the life insurance policy owned by him, provided that he continues to pay the annual premium pursuant to the terms of the program. The amount for Mr. Ellis, who is not retirement eligible, reflects one additional annual payment to pay a portion of the annual premium for the two years following the year in which his termination occurs. Mr. Vestberg did not participate in the program in 2017. However, the amount shown represents a one month required contribution to the TGL life insurance program, which is described in footnote 1 to the “Estimated Payments” table below under the heading “Potential payments upon death, disability or retirement.” The amounts were converted from SEK to USD in the above table using the December 29, 2017 USD to SEK exchange rate (8.20760 SEK = 1 USD).

4	For Mr. Vestberg, this column includes a one month contribution to the ITP1 collectively agreed defined contribution plan. The amounts were converted from SEK to USD in the above table using the December 29, 2017 USD to SEK exchange rate (8.20760 SEK = 1 USD).

Potential payments upon death, disability or retirement

Under the terms of the executive life insurance plan, in the event of disability or a qualifying retirement, a named executive officer who continues to pay the annual premiums on the life insurance policy owned by the executive would be eligible to receive an annual payment from Verizon to pay a portion of the annual premium until the latest of the executive’s attainment of age 60 or the completion of 5 years of plan participation. If the named executive officer dies, his or her beneficiary would be entitled to receive the proceeds of the life insurance policy owned by the executive, payable by the third-party issuer of the policy.

54	| Verizon 2018 Proxy Statement

Compensation Tables  |  Potential payments upon termination or change in control

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year, would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning services for one year following termination on the same basis as provided to other senior executives, provided that the executive participated in the program in the year in which his or her employment terminates. Upon disability, the named executive officers would also be eligible for disability benefits under the tax-qualified and nonqualified disability plans.

Estimated payments. The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Ms. Walden, would have been entitled to receive had their employment terminated due to death, disability or qualifying retirement on the last business day of 2017. The actual payments and benefits that Ms. Walden became entitled to receive upon her separation from Verizon on February 28, 2018 are discussed under the heading “Separation of Ms. Walden” beginning on page 57.

Name	Executive Life Insurance Benefit[1] ($)	Disability Benefit[2] ($)	Financial Planning[3] ($)
Mr. McAdam
Death	3,200,000	0	0
Disability	0	784,032	0
Retirement	0	0	0
Mr. Ellis
Death	3,008,000	0	11,000
Disability	278,766	503,217	11,000
Retirement[4]	0	0	0
Mr. Stratton
Death	3,810,000	0	13,000
Disability	153,666	374,229	13,000
Retirement	153,666	0	13,000
Mr. Vestberg
Death	51,903	0	0
Disability	0	0	0
Retirement[4]	0	0	0

1	In the event of death, the amount represents the proceeds from the life insurance policy owned by the named executive officer, payable by the third-party issuer of the policy. In the event of disability or retirement, for the named executive officers other than Mr. Vestberg, the amount, if any, represents the total amount of annual payments to the named executive officer to pay a portion of the annual premium of the life insurance policy owned by him, provided that the named executive officer continues to pay the annual premiums pursuant to the terms of the executive life insurance program. The amount shown for Mr. Vestberg represents the company paid portion of the premium under the TGL life insurance plan, which is a collectively agreed group life insurance program for employees in Sweden that offers a basic benefit of 6 times the Price Base Amount (PBA) if under age 55. The benefit amount increases at older ages and there is a supplement payable for minor aged children. The PBA is an index established by the Swedish government that increases annually in line with wages. In 2017, the PBA was SEK 44,800. The amount shown for Mr. Vestberg was converted from SEK to USD in the above table using the December 29, 2017 USD to SEK exchange rate (8.20760 SEK = 1 USD). If Mr. McAdam had retired on December 31, 2017, he would not have been entitled to receive additional company contributions with respect to this benefit because he reached plan maturity on December 31, 2014.

Verizon 2018 Proxy Statement |	55

Compensation Tables  |  Potential payments upon termination or change in control

2	Assumes that each named executive officer, other than Mr. Vestberg, would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Messrs. Ellis and Stratton do not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 3.80% and mortality and recovery based on the 2012 Group Long-Term Disability Valuation Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Mr. McAdam, Mr. Ellis and Mr. Stratton, is estimated at $285,429, $503,217, and $374,229, respectively, and the nonqualified portion of the disability benefit for Mr. McAdam is estimated at $498,602. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit. During 2017, Mr. Vestberg participated in a broad-based non-discriminatory long-term disability plan for Verizon employees located in Sweden on the same terms and conditions that apply to all other participants in that plan.

3	Mr. McAdam and Mr. Vestberg did not participate in the financial planning program in 2017 and, as a result, would not have been entitled to receive financial planning services if their employment had terminated on the last business day of 2017.

4	Mr. Ellis would not have been entitled to receive executive life insurance benefits or financial planning benefits because he had not fulfilled the eligibility requirements for retirement under the terms of those programs on the last business day of 2017. Mr. Vestberg would also not have been entitled to receive these benefits because he did not participate in those plans.

Potential payments upon change in control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive cash severance or any other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Treatment of equity awards

As is the case for all participants under the terms of the Long-Term Plan and the applicable award agreements, upon an involuntary termination of employment without cause, death, disability or qualifying retirement, each named executive officer’s then unvested RSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle and each named executive officer’s then unvested PSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle, but only if and to the extent that the applicable performance criteria for the award are achieved at the end of the applicable award cycle. Under the Long-Term Plan, a qualifying retirement generally means to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified savings plan) and a combination of age and years of vesting service that equals or exceeds 75. As of December 31, 2017, Messrs. McAdam and Stratton were retirement-eligible under the Long-Term Plan.

The payment of PSU and RSU awards under the Long-Term Plan following an involuntary termination of employment without cause, death, disability or qualifying retirement is conditioned on the participant executing a release of claims against Verizon in the form satisfactory to Verizon. The grant of each award is conditioned on the participant’s agreement to certain restrictive covenants including an agreement not to compete or interfere with any Verizon business for a period of one year after termination from employment (two years for the CEO), and to always protect Verizon’s trade secrets and proprietary information.

In addition, under the terms of the Long-Term Plan and the applicable award agreements, if, in the 12 months following a change in control of Verizon, a participant’s employment is involuntarily terminated without cause, all then-unvested RSUs will vest and be payable on the regularly scheduled payment date after the end of the applicable award cycle and all then-unvested PSUs will vest at target level performance and be payable on the regularly scheduled payment date after the end of the applicable award cycle.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;

•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or

•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

56	| Verizon 2018 Proxy Statement

Compensation Tables  |  Potential payments upon termination or change in control

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;

•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;

•	Verizon’s CEO is the CEO of the surviving corporation; and

•	The headquarters of the surviving corporation is located in New York, New York.

Estimated payments. The following table shows the estimated value of the awards that the named executive officers, other than Ms. Walden, could have received in respect of their outstanding unvested equity awards if any of the following events occurred on the last business day of 2017: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause; and (iii) a termination of employment as a result of an involuntary termination without cause, qualifying retirement, or death or disability. The amounts represent the estimated value of the RSU and PSU awards granted in 2016 and 2017, including the incremental award granted to Mr. Ellis in 2016 in connection with his promotion, and the estimated value of the PSU award granted to Mr. Stratton in 2017 and the RSU award granted to Mr. Vestberg in 2017, that would have been payable pursuant to the terms of the award agreements, calculated using the total number of units (including accrued dividends) on the last business day of 2017 and $52.93, Verizon’s closing stock price on that date, and for the PSUs, assuming the award would vest at target performance levels. The actual amount payable under these awards can be determined only at the time the awards would be paid. The actual payments and benefits that Ms. Walden became entitled to receive upon her separation from Verizon on February 28, 2018 are discussed under the heading “Separation of Ms. Walden” below.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement[1] ($)	Death or Disability ($)
Mr. McAdam	0	26,454,838	26,454,838	26,454,838	26,454,838
Mr. Ellis	0	6,024,492	6,024,492	0	6,024,492
Mr. Stratton	0	17,377,607	17,377,607	10,704,404	17,377,607
Mr. Vestberg	0	8,568,362	8,568,362	0	8,568,362

1	Mr. Ellis and Mr. Vestberg would not have been entitled to receive any amount in respect of their outstanding unvested equity awards upon retirement because they had not met the eligibility requirements for retirement under the terms of the Long-Term Plan on the last business day of 2017.

Separation of Ms. Walden

In connection with Ms. Walden’s separation from service on February 28, 2018, she became entitled to separation benefits under the terms and conditions of the Senior Manager Severance Plan. The following table sets forth the payments and benefits Ms. Walden became entitled to receive upon her separation.

Cash Separation Payment[1] ($)	Continued Health Benefits[2] ($)	Equity[3] ($)	Financial Planning ($)	Executive Life Insurance Benefit[4] ($)

4,764,500	46,459	10,194,636	13,000	45,995

1	Represents the cash severance benefit payable under the Senior Manager Severance Plan ($4,750,000) and a cash payment in lieu of outplacement services ($14,500).

2	Represents Verizon’s estimated cost of providing medical, dental and vision coverage for two years.

3	Represents the estimated value of the RSU and PSU awards granted in 2016 and 2017. The value of these awards was calculated using the total number of units (including accrued dividends) on the last business day of 2017 and $52.93, Verizon’s closing stock price on that date, and, in the case of the PSUs, assuming the awards would vest at target performance levels. These awards will be paid on the regularly scheduled payment date following the end of the applicable performance period based on the stock price on the last day of the performance period, and in the case of the PSUs, only if and to the extent that the applicable performance criteria have been satisfied.

4	Represents one additional payment to pay a portion of the annual premium for the two years following Ms. Walden’s separation from Verizon for the life insurance policy owned by her.

Verizon 2018 Proxy Statement |	57

Compensation Tables  |  Separation of Ms. Walden

Ms. Walden executed a release of claims satisfactory to Verizon as a condition to the receipt of the foregoing benefits, agreed not to solicit employees or customers of Verizon for one year following her separation, agreed not to compete or interfere with any Verizon business for a period of one year after termination from employment, and always to protect Verizon’s trade secrets and proprietary information.

CEO pay ratio disclosure

Pursuant to SEC rules, we are required to disclose in this proxy statement the ratio of the annual total compensation of Mr. McAdam, our Chairman and CEO, to the median of the annual total compensation of all of our employees (excluding Mr. McAdam). We determined that Mr. McAdam’s 2017 annual total compensation was $17,947,316, the median of the 2017 annual total compensation of all of our employees (excluding Mr. McAdam) was $126,623, and the ratio of these amounts was 142 to 1.

To identify the “median employee” for purposes of this disclosure (i.e., the individual employee whose compensation was at the median level among our entire employee group), we used a determination date of October 1, 2017 and analyzed, for all of the individuals employed by us or any of our consolidated subsidiaries on that date, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending October 1, 2017, plus (ii) the estimated amount of Verizon’s contributions for that period to the retirement plans in which the employee participates, plus (iii) the estimated present value of the employee’s accrual under a Verizon pension plan (if any) for those who are still accruing service and whose benefits have not otherwise been frozen. The compensation for employees, other than temporary and seasonal employees, who were not employed by us for the entire 12-month period was annualized to reflect compensation for the entire 12-month period. For purposes of calculating the ratio above, the value of employer provided non-discriminatory health benefits was included in the compensation of each of Mr. McAdam and the median employee.

58	| Verizon 2018 Proxy Statement

Item 3: Advisory Vote to Approve Executive Compensation

Shareholders have strongly supported Verizon’s executive compensation program since our first annual advisory vote on the matter in 2009. We are asking you to vote in favor of the following non-binding resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Verizon’s proxy statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Compensation Tables and the related narrative discussion.”

The structure of our executive compensation program for 2017 is substantially the same as it was last year. Our Board recommends a vote FOR this resolution because the Board believes our program effectively:

•	Encourages strong short-term and long-term performance;

•	Aligns the executives’ long-term interests with those of our shareholders; and

•	Retains high-performing executives.

In the Compensation Discussion and Analysis and Compensation Tables beginning on page 26, we provide a detailed description of our executive compensation program, including our philosophy, the elements of our program and the compensation of our named executive officers. We encourage you to read these sections before deciding how to vote on this proposal.

This advisory resolution, commonly known as a “say-on-pay” resolution, is not binding on our Board of Directors. Nevertheless, the Board and the Human Resources Committee value shareholder feedback received through this annual say-on-pay vote and our direct investor outreach program. The voting results and direct shareholder input are carefully reviewed and considered an important part of the process for evaluating our executive compensation program.

Our Board of Directors recommends that you vote for this proposal.

Verizon 2018 Proxy Statement |	59

Stock Ownership

Section 16(a) Beneficial Ownership

Reporting Compliance

SEC rules require us to disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2017.

Security Ownership of Certain Beneficial Owners

and Management

Principal shareholders

On March 5, 2018, there were approximately 4.13 billion shares of Verizon common stock outstanding. Each of these shares is entitled to one vote. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC. To the extent that information in the table is based on information contained in an SEC filing, it is accurate only as of the date referenced in the filing.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
The Vanguard Group[1]
100 Vanguard Blvd.
Malvern, Pennsylvania 19355	290,162,326	7.1%
BlackRock, Inc.[2]
55 East 52nd Street
New York, New York 10055	265,904,767	6.5%

1	This information is based on a Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, setting forth information as of December 31, 2017. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 5,784,178 shares, shared voting power with respect to 904,968 shares, sole dispositive power with respect to 283,622,128 shares, and shared dispositive power with respect to 6,540,198 shares.

2	This information is based on a Schedule 13G filed with the SEC on January 23, 2018 by BlackRock, Inc., setting forth information as of December 31, 2017. The Schedule 13G states that BlackRock, Inc. has sole voting power with respect to 229,947,477 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 265,904,768 shares, and shared dispositive power with respect to 0 shares.

60	| Verizon 2018 Proxy Statement

Stock Ownership  |  Directors and executive officers

Directors and executive officers

The following table shows the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director, and all executive officers and Directors as a group as of January 31, 2018. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days upon the conversion of certain stock units under deferred compensation plans and/or stock-based long-term incentive awards. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we indicate otherwise, each individual has sole voting and/or investment power with respect to the shares. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total stock-based holdings” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1,2]	Total stock-based holdings[3]
Named Executive Officers
Lowell McAdam*	671,281	1,411,892
Matthew Ellis	37,021	164,175
John Stratton	137,114	567,588
Marni Walden	81,170	322,428
Hans Vestberg	0	161,935
Directors
Shellye Archambeau	0	17,976
Mark Bertolini	0	13,406
Richard Carrión	5,162	123,896
Melanie Healey	0	27,285
M. Frances Keeth	0	60,172
Karl-Ludwig Kley	0	10,651
Clarence Otis, Jr.	3,000	71,090
Rodney Slater	0	38,239
Kathryn Tesija	0	22,049
Gregory Wasson	0	21,094
Gregory Weaver	0	11,311
All of the above and other executive officers as a group[4]	1,050,291	3,676,948

*	Mr. McAdam also serves as a Director.

1	In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired within 60 days pursuant to the conversion of RSUs as follows: 146,019 shares for Mr. McAdam; 18,276 shares for Mr. Ellis; 43,216 shares for Mr. Stratton; and 54,272 shares for Ms. Walden. For Mr. Carrión, the “Stock” column also includes 3,831 shares that may be acquired within 60 days pursuant to the conversion of certain stock units under a deferred compensation plan. Prior to conversion, the shares underlying the RSUs and deferred compensation units may not be voted or transferred. No shares are pledged as security.

2	Ms. Walden’s holdings include 14,210 shares held by a trust with which she shares voting and/or investment power.

3	The “Total stock-based holdings” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

4	Does not include shares held by Ms. Walden, who ceased to be an executive officer as of December 31, 2017.

Verizon 2018 Proxy Statement |	61

Items 4 – 9

Shareholder Proposals

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the Annual Meeting. The statements contained in the proposals and supporting statements are the sole responsibility of the respective proponents. The proposals may contain assertions about Verizon or other matters that Verizon believes are incorrect, but we do not attempt to refute all of those assertions. The addresses of the proponents, as well as the names and addresses of, and the number of shares of Verizon’s common stock owned by, any co-sponsors, are available upon written request to the Assistant Corporate Secretary at the address specified under “Contacting Verizon.”

Item 4: Special Shareowner Meetings

Kenneth Steiner, owner of no less than 500 shares of Verizon’s common stock, proposes the following:

Proposal 4 - Expand Shareholder Ability to Call a Special Shareholder Meeting

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the standard closest to 10% permitted by state law). This proposal does not impact our board’s current power to call a special meeting.

Scores of Fortune 500 companies allow 10% of shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings.

This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. Verizon shareholders gave 49%-support to this proposal topic in 2017. This 49%-vote would have been more than 50% if small shareholders had the same access to corporate governance information as large shareholders.

A shareholder right to call a special meeting and to act by written consent and are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

More than 100 Fortune 500 companies provide for shareholders to call a special meeting and to act by written consent. We have no right to act by written consent – hence the greater need to expand the right to call a special meeting at Verizon.

Now is a good time to adopt this proposal topic since our stock price has been dead-money since late 2016. It is disturbing that according to EDGAR on June 8, 2015 our management took action to expand the powers of management and restrict the right of shareholders at our annual meeting. This shows that during times of mediocre stock price performance our top management is focused on diminishing the role of shareholders.

Any claim that a shareholder right to call a special meeting can be costly – may be largely moot. When shareholders have a good reason to call a special meeting – our board should be able to wake up and take positive responding action to make a special meeting unnecessary.

Please vote yes:

Expand Shareholder Ability to Call a Special Shareholder Meeting—Proposal 4

Our Board of Directors recommends that you vote against this proposal for the following reasons:

62	| Verizon 2018 Proxy Statement

Items 4 – 9 Shareholder Proposals  |  Item 4: Special Shareowner Meetings

The Board believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any individual shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. We believe these thresholds effectively balance this important shareholder right with the appropriate use of Company resources.

Given the size of the Company and our large number of shareholders, a special shareholder meeting is a significant undertaking that is both expensive and time-consuming. Verizon must pay to prepare, print and distribute legal disclosure documents to shareholders, solicit proxies and tabulate votes. The Board and management must also divert time from the business to prepare for and conduct the meeting. Given these burdens and cost to the Company, special meetings should be extraordinary events that occur only when an individual shareholder, or group of shareholders, with a substantial percentage of shares agrees there are extremely pressing matters that must be addressed before the next annual meeting. The Board has carefully considered this issue and firmly believes that the ownership thresholds for individual shareholders and for groups of shareholders contained in Verizon’s current bylaw provision strike a proper balance between the right of shareholders to call a special meeting and the interests of the Company and our shareholders in promoting the appropriate use of Company resources.

Item 5: Lobbying Activities Report

Boston Common U.S. Equity Fund, owner of 17,120 shares of Verizon’s common stock, and a co-sponsor propose the following:

Whereas, we believe in full disclosure of Verizon Communication lnc.’s (“Verizon”) direct and indirect lobbying activities and expenditures to assess whether Verizon’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Verizon request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Verizon used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Verizon’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision making process and the Board’s oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Verizon is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Verizon’s website.

Supporting Statement

We encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Since 2010, Verizon has spent over $100 million on federal lobbying (opensecrets.org). This figure does not include lobbying expenditures to influence legislation in states, where Verizon also lobbies in all 50 states (“Amid Federal Gridlock, Lobbying Rises in the States,” Center for Public Integrity, February 11, 2016), but disclosure is uneven or absent. Verizon has drawn attention for its lobbying on net neutrality (“Comcast, Verizon, and AT&T Want Congress to Make a Net Neutrality Law because They Will Write It,” The Verge, July 12, 2017).

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Items 4 – 9 Shareholder Proposals  |  Item 5: Lobbying Activities Report

Verizon is a member of the Chamber of Commerce, which has spent over $1.3 billion on lobbying since 1998. Verizon does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Verizon’s long-term interests. For example, Verizon was honored as an EPA 2016 Energy Star Partner of the Year, yet the Chamber has sued the EPA to block the Clean Power Plan. We question if Verizon’s membership in the Chamber presents reputational risks on the issue of addressing climate change.

And Verizon is a member of the American Legislative Exchange Council (ALEC), and its ALEC membership has drawn press scrutiny (“FCC Commissioner Tells ALEC to Help Squash Net Neutrality,” Huffington Post, May 7, 2017). Over 100 companies have publicly left ALEC, including 3M, Procter & Gamble, Shell, Sprint, T-Mobile and Walgreens.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

Verizon engages in advocacy at the federal, state and local levels in order to educate government officials, regulators and the public about Verizon’s position on public policy issues that impact our business, customers, employees and the communities we serve. Given the highly regulated and competitive nature of the communications industry, it is critical that Verizon advocates for policies that will enable the Company to compete fairly in the marketplace and provide customers with the services they want.

Verizon fully complies with the disclosure obligations imposed by the federal, state and local laws relating to its lobbying activities. At the federal level, Verizon files public quarterly reports disclosing its lobbying expenditures and detailing its lobbying activities, the entities it lobbied and the subject matters upon which it lobbied. Any lobbying firms hired by Verizon file similar reports. In addition, Verizon and each of its in-house and external lobbyists file reports disclosing political contributions and honorary payments. The federal lobbying disclosure reports are publicly available and can be found on the following website: http://lobbyingdisclosure.house.gov/. Verizon also files all lobbying reports required by state law, which has even broader disclosure requirements than federal law in some cases.

Verizon participates in a number of trade associations, which not only provide valuable industry and market expertise, but also advocate positions on behalf of their members. At times, Verizon’s views on issues may differ from those advanced by one or more of these associations because not all members of an association will come to agreement on every issue. Verizon takes these differences under consideration when determining whether membership in a trade association is, on balance, in the best interests of Verizon and its shareholders. Disclosure of the information contemplated in the proposal could be used to unfairly suggest that Verizon supports every position taken by an organization to which it provides financial support, and to pressure Verizon to end its membership in those organizations. This would deprive Verizon of a valuable advocacy tool. In addition, many trade associations are registered under the Lobbying Disclosure Act and file their own lobbying reports. These reports disclose the trade association’s lobbying activities and identify members who contribute more than $5,000 per quarter to the association and actively participate in the planning, supervision, or control of the association’s lobbying activities.

Verizon is committed to the highest ethical standards when engaging in any political activities. Verizon’s lobbying activities are subject to robust internal controls, including oversight by the Corporate Governance and Policy Committee of the Board of Directors. The Code of Conduct requires that all lobbying activities on behalf of Verizon be authorized by public policy or legal personnel. In addition, corporate policy and training materials provide guidance to employees regarding legal requirements in connection with lobbying activities.

Because Verizon is already subject to extensive reporting requirements regarding its lobbying activities and has strong internal controls to ensure that any lobbying activity is conducted in accordance with the law and in furtherance of the Company’s and its shareholders’ interests, the Board does not believe that the additional requested disclosure would be valuable to shareholders.

64	| Verizon 2018 Proxy Statement

Items 4 – 9 Shareholder Proposals  |  Item 6: Independent Chair

Item 6: Independent Chair

AFL-CIO Reserve Fund, owner of 2,455 shares of Verizon’s common stock, proposes the following:

RESOLVED: Shareholders of Verizon Communications Inc. (the “Company”) urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy to require that the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations, with amendments to the Company’s governing documents as needed. The policy should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent between annual meetings of shareholders. Compliance with the policy may be excused if no independent director is available and willing to be Chairman.

SUPPORTING STATEMENT

Our Company’s CEO Lowell McAdam has also served as Chairman of the Board since 2012. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. In our view, the Chairman should be an independent director, who has not previously served as an executive, in order to provide robust oversight and accountability of management, and to facilitate effective deliberation of corporate strategy, which we believe, is difficult to accomplish when the CEO serves as Chairman.

Our Company faces significant business challenges that we believe make it more difficult for one person to effectively serve as both CEO and Chairman. Increased competition in the wireless market has challenged our Company’s customer growth rate. In response, our Company reintroduced unlimited data plans in 2017. However, we believe that these new unlimited data plans, combined with the shift to unsubsidized equipment, have hurt our Company’s wireless revenue. Our Company’s wireless revenue and operating income declined for the first three quarters of 2017 compared with the first three quarters of 2016.

Our Company is also in the process of strategically repositioning itself by moving into the digital content and online advertising business. In 2017, our Company created Oath Inc., a new business unit for its recently acquired AOL and Yahoo subsidiaries that will compete against Facebook and Google. We believe that successfully executing this new digital media business strategy will benefit from the full time attention of a CEO who is unencumbered by the additional responsibilities of also serving as Chairman of the Board.

In our view, when the CEO serves as Chairman, this arrangement may hinder the ability of the Board to monitor the CEO’s performance and to provide the CEO with objective feedback and guidance. We believe that such oversight is particularly important given the business challenges our Company faces. We do not consider a lead independent director to be an adequate substitute for an independent Board Chairman. We believe an independent Chairman can enhance investor confidence in our Company and will strengthen the independent leadership of the Board.

For these reasons, we urge shareholders to vote FOR this resolution.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

The Board of Directors fundamentally disagrees with the proposal’s rigid and prescriptive approach to the important issue of Board leadership. The Board believes that decisions concerning its leadership structure, including whether an independent Chairman is appropriate, should be based on the unique circumstances and challenges confronting Verizon at any given time, and should take into account the individual skills and experience that may be required in an effective Chairman at that time. As a result, the Board regularly reviews and assesses the effectiveness of its leadership structure.

When conducting its assessment, the Board considers, among other things, whether the current structure is appropriate to effectively address the specific business challenges posed by our industry and the long-term interests of our shareholders. The Board disagrees with the proponent’s contention that the high level of competition in the

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Items 4 – 9 Shareholder Proposals  |  Item 6: Independent Chair

wireless industry and Verizon’s digital media strategy require that the roles of Chairman and Chief Executive Officer be separated. It is precisely because of today’s highly competitive and rapidly evolving technology and telecommunications landscape that the Board believes the present structure, in which our CEO serves as Chairman, facilitates the development of Verizon’s business strategy and creation of shareholder value. The Board has determined that at this time, it requires a Chairman who has a broad and deep knowledge of Verizon’s business operations and the competitive landscape, as well as a comprehensive understanding of our long-term growth strategy and related challenges.

The Board also believes that its current structure addresses the proponent’s concerns about the Board’s ability to provide objective feedback and guidance to the Chairman. Board leadership includes a strong independent Lead Director who shares governance responsibilities with the Chairman, ensuring forthright communication, effective independent oversight of management’s performance and accountability to shareholders. The independent Directors annually elect the Lead Director who acts as liaison with the Chairman, approves Board agendas, materials and schedules and has the authority to call Board meetings and executive sessions. The Lead Director also chairs executive sessions of the Board, including the session evaluating the performance and compensation of the Chief Executive Officer and the Board’s annual self-evaluation session.

The Board also has adopted policies to ensure that the independent members of the Board are fully involved in the operations of the Board and its decision making. All Directors have the opportunity to review Board agendas and request changes in advance of meetings. They also have unrestricted access to management. The independent Directors typically meet in executive session at each Board meeting. Given the robust corporate governance practices Verizon has put in place to ensure full involvement of all Directors and facilitate communications and independent oversight, the Board believes that shareholders are best served by allowing it to retain the flexibility to determine which Director is most qualified to lead the Board at any given time.

The Board understands that leadership structures evolve and that having an independent Chairman could, at some future time, be in shareholders’ best interest. However, the Board believes that eliminating its flexibility to do what is in the best interests of shareholders by instituting a general policy that would require an independent Chairman is unnecessarily rigid and unwise.

Item 7: Report on Cyber Security and Data Privacy

The Park Foundation, Inc., owner of 260 shares of Verizon’s common stock, and a co-sponsor propose the following:

Cyber Security and Data Privacy

In September 2017, the Co-Director of the SEC’s Enforcement Division announced the creation of a “Cyber Unit” stating, “Cyber-related threats and misconduct are among the greatest risks facing investors and the securities industry.” Prior to becoming the Chairman of the SEC, Jay Clayton wrote that “cyber-threats are among the most urgent risk to America’s economic and national security and the personal safety of its citizens.”

In the United Kingdom, a Parliamentary committee studying cyber security recommended: “To ensure this issue receives sufficient CEO attention before a crisis strikes, a portion of CEO compensation should be linked to effective cyber security, in a way to be decided by the Board.”

Verizon has made several policy commitments regarding data privacy and data security. However, there is significant evidence that Verizon has not been successful at implementing those commitments and/or faces significant challenges to doing so.

In 2016, Fortune reported that “Verizon’s division that helps Fortune 500 companies respond to data breaches, suffered a data breach of its own ... [including] information on some 1.5 million customers of Verizon Enterprise.”

In July 2017, the Washington Post reported that a “communication breakdown and a vacationing employee were the reasons it took more than a week to close a leak [in June] that contained data belonging to 6 million Verizon customers.”

In October 2017, it was announced that all 3 billion accounts in subsidiary Yahoo had been breached prior to its acquisition by Verizon.

66	| Verizon 2018 Proxy Statement

Items 4 – 9 Shareholder Proposals  |  Item 7: Report on Cyber Security and Data Privacy

With its acquisition of AOL and Yahoo and the combination of these firms into a new digital media and advertising company called Oath, Verizon now reportedly aims in coming years to double its advertising reach to 2 billion people in Latin America, Asia and Europe. CNBC reported that Oath is “working with third parties to provide more transparency in telling marketers where their ads are running.” This will require sharing information and will depend on the security and policies of vendors and other third-party partners. When asked about recent data breaches, Oath’s chief revenue officer, John DeVine, “called it an ‘industry problem’ and pointed to the latest hack involving Equifax,” according to CNBC.

As these risks are significant, we believe it is advisable for the board to explore integrating cyber security and data privacy metrics into executive compensation.

Resolved: Verizon shareholders request the appropriate board committee(s) publish a report (at reasonable expense, within a reasonable time, and omitting confidential or propriety information) assessing the feasibility of integrating cyber security and data privacy metrics into the performance measures of senior executives under the company’s compensation incentive plans.

Supporting Statement: Currently, Verizon links senior executive compensation to diversity metrics and carbon intensity metrics. Cyber security and data privacy are vitally important issues for Verizon and should be integrated as appropriate into senior executive compensation as we believe it would incentivize leadership to reduce needless risk, enhance financial performance, and increase accountability.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

The Board strongly believes that protecting Verizon’s systems and networks from unauthorized access or damage and maintaining strong and meaningful privacy and security protections for our customers’ information are critical to the long-term success of the Company. However, the Board does not think that the proposed performance metrics for senior executive compensation would have the presumed effect of preventing a network or data security breach for the following reasons:

•   There is not necessarily a correlation between a senior executive’s actions and the prevention of cyber or data security incidents. Diversity and carbon abatement metrics can be effective incentives, because executives can take diversity and carbon abatement into account in their hiring and sourcing decisions throughout the year. Their decisions have a direct impact on their achievement of the performance target. In contrast, the correlation between a senior executive’s actions and “success” in preventing a compromise of the company’s networks or customer information is more tenuous. For example, a company’s networks and information systems may be infiltrated by a malicious state actor whether or not an executive has taken all reasonable precautions and allocated substantial resources to protective technologies, security and privacy protocols and employee training.

•   The proposal incorrectly suggests that cybersecurity and data privacy performance metrics are analogous to the diversity and carbon abatement performance metrics that Verizon uses in its short-term incentive awards. While there are mathematical and scientifically accepted methodologies for quantifying diversity and carbon abatement and assessing a company’s performance in those areas from period to period, there is no accepted methodology for measuring “success” in the area of cybersecurity and data privacy.

As part of its oversight of Verizon’s risk management, the Board and the Board’s Audit Committee receive regular updates on both cybersecurity and privacy matters. The Board believes that having robust cybersecurity and privacy programs in place is a more effective way to prevent security incidents than the proposed compensation metrics. For example:

•   Verizon has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. Verizon’s comprehensive information security program includes, among other aspects, vulnerability management, antivirus and malware protection, file

Verizon 2018 Proxy Statement |	67

Items 4 – 9 Shareholder Proposals  |  Item 7: Report on Cyber Security and Data Privacy

integrity monitoring, encryption and access control. Verizon maintains up-to-date security and incident response plans to handle cybersecurity incidents, including those involving unauthorized access to private information.

•   Verizon has a dedicated Chief Privacy Officer whose team advises the business on privacy risks and assesses the effectiveness of privacy controls. Verizon has technical, administrative and physical safeguards in place to help protect against unauthorized access to, use or disclosure of customer information and data we collect and store.

•   All Verizon employees undergo annual training on Verizon’s policies and procedures relating to privacy and information security and are subject to a strict code of conduct that requires them to protect the privacy and security of customer information consistent with the Company’s policies.

The Board believes that incorporating the proposed metrics into Verizon’s executive compensation program would not have the intended effect of improving the Company’s cybersecurity and data privacy protections.

Item 8: Executive Compensation Clawback Policy

Jack K. and Ilene Cohen, owners of 839.375 shares of Verizon’s common stock, propose the following:

Executive Compensation Clawback Policy

RESOLVED: Verizon shareholders urge our Board to strengthen the Company’s compensation clawback policies, as applied to senior executive officers, to state that “conduct”—rather than “willful misconduct”—may trigger application of any such policy, with the Board or its Human Resources Committee to report to shareholders the results of any deliberations about whether to cancel or seek recoupment of incentive compensation paid, granted or awarded to a senior executive officer. These amendments should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT

Verizon’s current “clawback” policy allows for recovery of compensation from senior executives if there is “willful misconduct . . . that results in significant reputational or financial harm to Verizon.” In addition, the Board’s Human Resources Committee can require cancellation or forfeiture of incentive compensation if Verizon is “required to materially restate its financial results because of the employee’s willful misconduct or gross negligence” (2017 Proxy, page 47).

We view a clawback policy that is limited to “willful misconduct,” and does not require disclosure to shareholders, as too narrow. Although incentive compensation may be clawed back due to “gross negligence,” this is limited to financial harm so large it results in a material restatement of financial results.

We also are concerned a “willful misconduct” standard may be too vague to ever be applied, even in situations involving significant financial or reputational injury to Verizon. It seems unlikely, for instance, that a “willful misconduct” standard would encompass situations where an executive fails to exercise oversight responsibilities that result in significant damage to the Company.

Wells Fargo is a prime example. Wells Fargo agreed to pay $185 million to resolve claims of fraudulent sales practices that went on for years before Congressional hearings last year led the bank’s board to clawback $136 million in compensation from two top executives. That step was taken pursuant to a clawback policy of the sort we advocate here. Wells Fargo’s board found the CEO had turned a blind eye to the creation of fraudulent accounts by others.

Like Wells Fargo, Verizon is a consumer-facing company with significant exposure to reputational and financial harm from large fines or restitutions for conduct alleged to violate federal or state laws.

Recent high-profile payouts underscore the need for a stronger policy here. In 2015 Verizon paid $90 million to settle a Federal Communications Commission investigation alleging that Verizon placed unauthorized third-party charges on subscribers’ mobile phone bills - a practice called “cramming.” In 2010 Verizon paid $25 million to settle FCC charges of overcharging 15 million customers for cellphone data.

68	| Verizon 2018 Proxy Statement

Items 4 – 9 Shareholder Proposals  |  Item 8: Executive Compensation Clawback Policy

Did Verizon’s board scrutinize the actions of executives responsible for control failures to see if any incentive compensation should be recouped? If not, why not?

Incentives influence behavior. At companies like Verizon, where the vast majority of senior executive compensation is tied to financial performance, we believe incentives not to take undue risks to boost short-term profitability are appropriate.

Please VOTE FOR this proposal.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

The Board believes the proposal is defective because it would allow for a clawback of compensation without taking into account an executive’s personal culpability. The Board designed Verizon’s clawback policies to target and discourage intentional wrongdoing or grossly negligent behavior that could lead to significant financial or reputational harm or a material restatement of financial results.

•   Verizon’s clawback policy for senior executives gives Verizon the right to cancel and/or demand reimbursement of cash and equity incentive compensation if the Human Resources Committee of the Board determines that the senior executive engaged in willful misconduct in connection with the performance of his or her duties that resulted in significant reputational or financial harm to the Company.

•   An additional clawback policy that applies to executives’ equity grants under Verizon’s Long-Term Plan requires the cancellation and/or repayment of the executive’s cash and equity incentive compensation if the Committee determines that Verizon was required to materially restate its financial results because of the executive’s willful misconduct or gross negligence.

The Board of Directors believes that a clawback policy that does not take into account personal culpability is inappropriate because it would potentially allow for a clawback of compensation for legitimate business decisions that subsequently come under scrutiny. By seeking to disregard personal culpability, the proposal could discourage senior executives from exercising the business judgment necessary to deliver shareholder value. The Board also believes that mandating disclosure of its deliberations is inappropriate because it would deprive the Board of the ability to exercise judgment and discretion with respect to the disclosure of potentially sensitive information.

Item 9: Nonqualified Savings Plan Earnings

The Association of BellTel Retirees Inc., owner of 214 shares of Verizon’s common stock, proposes the following:

Above-Market Returns on Nonqualified Executive Savings Plans

RESOLVED: The shareholders of Verizon Communications, Inc. urge our Board of Directors to adopt a policy that prohibits the practice of paying above-market earnings on the non-tax-qualified retirement saving or deferred income account balances of senior executive officers. This policy should be implemented prospectively and apply only to senior executive officers in a manner that does not interfere with any contractual rights.

SUPPORTING STATEMENT

Verizon offers senior executive officers far more generous retirement saving benefits than rank-and-file managers and other employees receive under the company’s tax-qualified saving plans, in our view. One costly and unjustifiable feature is the payment of an above-market rate of return on the multi-million dollar supplemental non-tax-qualified savings and deferred income account balances of senior executives.

Proxy advisor Institutional Shareholder Services flagged this practice in its 2017 proxy analysis report, stating that Verizon “provided guaranteed earnings rates on deferred compensation that are above what can be earned in the general marketplace. This non-performance-based benefit creates additional costs to shareholders.”

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Items 4 – 9 Shareholder Proposals  |  Item 9: Nonqualified Savings Plan Earnings

The ISS report also notes that the payment of “above-market or preferential earnings to executives . . . increases the ultimate expense of the plan to shareholders and is not considered a best practice.”

Because of IRS limits on contributions to 401(k) and other tax-qualified savings plans, many companies maintain non-tax-qualified savings plans for additional contributions by executives. The Verizon Executive Deferral Plan allows executives to contribute or defer compensation significantly above applicable IRS limits, including without limit the long-term incentive compensation that represents the bulk of their annual income.

In 2016, CEO Lowell McAdam received $100,855 in “above-market earnings” on his non-qualified plan assets, which totaled just under $12 million at year-end. The six named executive officers cumulatively held more than $50 million in non-qualified accounts at year-end 2016. (Nonqualified Deferred Compensation table, page 57).

For McAdam, these above-market earnings came on top of $424,000 in Company matching contributions to his Deferral Plan account and $21,200 to his Management Savings Plan account. (2017 Proxy, Compensation Tables). Verizon “provides a matching contribution equal to 100% of the first 6% of base salary and of short-term incentive compensation that a participant contributes.” (2017 Proxy, page 45).

This $545,000 in total Company matching contributions and “above-market earnings” received by McAdam for just one year dwarfed the maximum Company contribution available to employees participating only in the Savings Plan ($21,200). For McAdam, this is all on top of nearly $2.8 million in accumulated pension benefits under legacy plans frozen in 2006 (2017 Proxy, pages 50, 55).

Above-market earnings on non-qualified accounts are not performance-based and thus do nothing to align management incentives with long-term shareholder interests. In addition, gross disparities between retirement benefits offered to senior executives and other employees risk potential morale problems and reputational risk.

Please VOTE FOR this proposal.

Our Board of Directors recommends that you vote against this proposal for the following reasons:

The Board of Directors strongly opposes this proposal because it fundamentally misrepresents the investment returns paid to participants in Verizon’s Executive Deferral Plan, which we refer to as the Deferral Plan. The proponent’s claim that Verizon pays senior executives an “above-market” rate of return on their account balances in the Deferral Plan is just plain wrong. None of the 28 hypothetical investment options offered under the Deferral Plan pay a premium above what can be earned in the market. All but one of the hypothetical investment options simply mirror the performance of the investment options available under Verizon’s tax-qualified 401(k) savings plan. The one additional hypothetical investment option, which we refer to as the Moody’s investment option, offers a return equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services Inc. – in other words, a rate entirely reflective of today’s market rate for loans to large corporations such as Verizon. Verizon cannot offer the Moody’s investment option in the 401(k) savings plan because a hypothetical fund based on an index is not a permissible investment option under federal pension law, which requires that contributions into a 401(k) savings plan be invested in actual funds, such as mutual funds.

The proposal references the “above market” earnings that are reported in the summary compensation table of the proxy statement. These earnings relate to the amounts that the individuals elected to invest in the Moody’s investment option. These earnings are only required to be reported in the proxy statement because in 2004, when the Deferral Plan was adopted, the return on the Moody’s investment option exceeded a percentage of the then applicable federal long-term rate (as opposed to a market rate of return). In 2017, the annual rate of return on the Moody’s investment option was approximately 4.135%. Given that the S&P 500 Price index returned over 18% in 2017, it is unreasonable and unfair to characterize the returns on the Moody’s investment option as “preferential” or “above-market.” The Board believes that the hypothetical investment options offered under the Deferral Plan are market-based and non-preferential.

70	| Verizon 2018 Proxy Statement

Additional Information

Additional Information about the Annual Meeting

Meeting details

Date and location

Thursday, May 3, 2018

8:30 a.m., local time

Hyatt Regency Lake Washington at Seattle’s Southport

1053 Lake Washington Boulevard North

Renton, Washington 98056

Admission

Only Verizon shareholders as of the record date, March 5, 2018, may attend the meeting. You will need an admission ticket or other proof of stock ownership as well as photo identification to be admitted.

•	If you are a registered shareholder, an admission ticket is attached to your proxy card or Notice of Internet Availability of Proxy Materials, or may be printed after you submit your vote online. If you plan to attend the meeting, please vote your proxy ahead of time but retain the admission ticket and bring it with you to the meeting.

•	If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon common stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 5, 2018, the record date for the meeting.

The Hyatt Regency is accessible to all shareholders. If you require any special accommodations, please mail your request to the Assistant Corporate Secretary at the address shown under “Contacting Verizon” no later than April 13, 2018.

For safety and security reasons, we do not permit anyone to bring large bags, briefcases or packages into the meeting room or to record or photograph the meeting.

This proxy statement and the 2017 Annual Report are available at www.edocumentview.com/vz.

If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

Verizon 2018 Proxy Statement |	71

Additional Information  |  Voting procedures and results

Voting procedures and results

Who may vote?

Shareholders of record as of the close of business on March 5, 2018, the record date, may vote at the meeting. As of March 5, 2018, there were approximately 4.13 billion shares of common stock outstanding and entitled to vote.

How do I vote my shares?

Registered Shares. If you hold your shares in your own name, you may vote by proxy in four convenient ways:

Online

Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.

Phone

Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials or included in your email notification.

Mail Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the Annual Meeting, please retain the admission ticket attached to the proxy card.
In person You may also vote in person at the meeting as long as your shares are not held through the Verizon Savings Plan and you follow any applicable instructions.

Verizon Savings Plan shares. If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. You may attend the annual meeting, but you cannot vote your savings plan shares in person. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on April 30, 2018.

Street name shares. If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 5, 2018 and all shares that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

72	| Verizon 2018 Proxy Statement

Additional Information  |  Voting procedures and results

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, and in favor of the advisory vote to approve executive compensation. Unless instructed otherwise, the proxy committee will vote your shares against the six shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. You may designate a proxy other than the proxy committee by striking out the name(s) of the proxy committee and inserting the name(s) of your chosen representative(s). The representative(s) you designate must present the signed proxy card at the meeting in order for your shares to be voted.

Can I change my vote?

Registered shares. If you hold your shares in your own name, you can revoke your proxy before it is exercised by delivering a written notice to the Assistant Corporate Secretary at the address given under “Contacting Verizon.” You can change your vote by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your changed vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan shares. If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later-dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on April 30, 2018.

Street name shares. If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to revoke your proxy or change your vote.

What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast in an uncontested election. The affirmative vote of a majority of the votes cast is required to approve each of the other management and shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count toward the quorum and are not voted.

Abstentions. Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Failures to vote. Failures to vote will have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker non-votes. The failure of a bank, broker or other institution to cast a vote with respect to any proposal (for example, because it did not receive voting instructions from the beneficial owner) will have the same effect as a failure to vote.

Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

Verizon 2018 Proxy Statement |	73

Additional Information  |  Voting procedures and results

Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC no later than May 9, 2018. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/about/investors promptly after the meeting.

Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

Proxy materials

May I receive my materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	You may sign up when you vote online at www.envisionreports.com/vz.

•	If you have enrolled in Computershare’s Investor Center, you may sign up by accessing your account at www.computershare.com/verizon and clicking on “My Profile” and then “Communication Preference.”

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an email explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by accessing your account through Computershare’s Investor Center at www.computershare.com/verizon and clicking on “My Profile” and then “Communication Preference.”

There are several shareholders at my address. Why did we receive only one set of proxy materials?

For registered shareholders, we have adopted a procedure called “householding” that was approved by the SEC. This means that we send only one copy of the proxy statement and annual report to any registered shareholders sharing the same last name and home address, regardless of how many shareholders reside at that address, unless a shareholder submits a request to Computershare to receive individual copies using one of the methods shown under “Contacting Verizon.”

If you would like to receive individual copies of the proxy materials, we will provide them promptly. Please send your request to Computershare using one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;

•	You are a registered shareholder and also hold shares through a bank, broker or other institution;

•	You hold shares through more than one bank, broker or other institution; or

•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials or email notification that you receive, whether it comes from Computershare or from a bank, broker or other institution.

74	| Verizon 2018 Proxy Statement

Additional Information  |  Proxy materials

How can I request a single set of proxy materials for my household?

If you are a registered shareholder and you are receiving more than one set of proxy materials, please contact Computershare by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder within your household changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

Who is Verizon’s proxy solicitor?

Georgeson Inc. is helping us distribute proxy materials and solicit votes for a base fee of $20,000, plus reimbursable expenses and customary charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

Shareholder proposals

How do I submit a shareholder proposal to be included in the proxy statement for next year’s annual meeting?

Any shareholder may submit a proposal to be included in the proxy statement for the 2019 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. We must receive the proposal no later than November 19, 2018. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with applicable SEC rules.

How do I nominate a Director to be included in the proxy statement for next year’s annual meeting?

Under the “proxy access” provisions of our bylaws, shareholders can include their own nominee for Director in our proxy materials, along with the Board-nominated candidates. Any shareholder or group of up to 20 shareholders who have maintained continuous qualifying ownership of at least 3% or more of Verizon’s outstanding common stock for at least the previous three years may include a specified number of Director nominees in our proxy materials. The bylaws require that the shareholder proponents:

•	Notify us in writing between October 20, 2018 and November 19, 2018; and

•	Provide the additional required information and comply with the other requirements contained in our bylaws.

How do I otherwise nominate a Director or bring other business before next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2019 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing between January 3, 2019, and February 3, 2019;

•	Include his or her name, record address and Verizon share ownership;

•	Include specific information about the shareholder proponent, any beneficial owner, and any nominee and their respective affiliates and associates, and provide specified agreements by certain of those parties; and

•	Update this information as of the record date and after any subsequent change.

Verizon 2018 Proxy Statement |	75

Additional Information  |  Shareholder proposals

The notice required for any such nomination must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036. Shareholders may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Must a shareholder proponent appear personally at the annual meeting to present his or her proposal?

A shareholder proponent or the proponent’s qualified representative must attend the meeting to present the proposal. Under our bylaws, in the event a qualified representative of a shareholder proponent will appear at the annual meeting to present the proposal, the shareholder proponent must provide notice of the designation, including the identity of the representative, to the Assistant Corporate Secretary at the address specified under “Contacting Verizon” at least 48 hours prior to the meeting.

76	| Verizon 2018 Proxy Statement

Contacting Verizon

How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

How to contact Verizon’s transfer agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact Computershare if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail: Verizon Communications Shareowner Services c/o Computershare P.O. Box 505000 Louisville, Kentucky 40233-5000 By email: verizon@computershare.com	By telephone: 1-800-631-2355 (U.S.) 1-866-725-6576 (International) Online: www.computershare.com/verizon

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 19, 2018

Verizon 2018 Proxy Statement |	77

Appendix A

Reconciliation of Non-GAAP Measures

Verizon Communications Inc. Reconciliation of Non-GAAP Measures

Adjusted Net Income Reconciliation	(dollars in billions)
Year Ended December 31,	2017

Reported Net Income Attributable to Verizon	$30.1
Severance, Pension and Benefit Charges	0.9
Early Debt Redemption Costs	1.2
Acquisition and Integration Related Costs	0.5
Product Realignment	0.5
Gain on Spectrum License Transactions	(0.2)
Net Gain on Sale of Divested Businesses	(0.9)
Impact of Tax Reform	(16.8)

Adjusted Net Income Attributable to Verizon	$15.3

Controlling Interest Income due to Wireless Transaction	(7.0)
Wireless Transaction Costs	1.4

Adjusted Net Income excluding Wireless Transaction Impact	9.7

Note: Adjusted Net Income Attributable to Verizon excluding Wireless Transaction Impact includes adjustments for net income attributable to non-controlling interest and interest expense as if Verizon had not completed the transaction to acquire sole ownership of Verizon Wireless (Wireless Transaction).

Adjusted EPS Reconciliation Years Ended December 31,	2016	2017
Reported EPS	$3.21	$7.36
Severance, Pension and Benefit Charges	0.44	0.21
Early Debt Redemption Costs	0.27	0.29
Acquisition and Integration Related Costs	—	0.13
Product Realignment	—	0.11
Gain on Spectrum License Transactions	(0.02)	(0.04)
Net Gain on Sale of Divested Businesses	(0.03)	(0.23)
Impact of Tax Reform	—	(4.10)

Adjusted EPS	$3.87	$3.74

Note: EPS may not add due to rounding.

Free Cash Flow Reconciliation for Short-Term Incentive Plan	(dollars in billions)

Year Ended December 31,	2017
Net Cash Provided by Operating Activities	$25.3
Net Cash Provided by Device Installment Receivable Securitizations	4.7
Net Cash Used for Discretionary Pension Contribution	2.1
Less: Capital Expenditures (including capitalized software)	17.2

Adjusted Free Cash Flow Inclusive of Device Installment Receivable Securitizations	$14.9

Free Cash Flow Reconciliation for Long-Term Incentive Plan	(dollars in billions)
Year Ended December 31,	2015	2016	2017
Net Cash Provided by Operating Activities	$38.9	$22.7	$25.3
Net Cash Provided by Device Installment Receivable Securitizations	—	5.0	4.7
Net Cash Used for Discretionary Pension Contribution	—	—	2.1
Less: Capital Expenditures (including capitalized software)	17.7	17.1	17.2

Adjusted Free Cash Flow*	$21.2	$10.6	$14.9

*	May not add due to rounding.

Note: Cumulative Adjusted Free Cash Flow represents the sum of the three years presented.

Adjusted Equity and Return on Equity (ROE) Reconciliation	(dollars in billions)
Year Ended December 31,	2017

Average Reported Equity	$27.0
Severance, Pension and Benefit Charges	0.2
Early Debt Redemption Costs	0.7
Acquisition and Integration Related Charges	0.2
Product Realignment	—
Gain on Spectrum License Transactions	(0.1)
Net Gain on Sale of Divested Businesses	(0.7)
Impact of Tax Reform	(1.3)

Average Reported Equity in accordance with the terms of the Short-Term Plan*	$26.0
Impact of Wireless Transaction	19.0

Average Adjusted Equity excluding Wireless Transaction Impact	45.0

Reported ROE %**	115.7%
Reported ROE - Short-Term Plan %**	58.8%
Adjusted ROE %**	21.6%

Note: Equity averages have been computed using the period-end balances for a thirteen-month period spanning from December 2016 to December 2017. Impact of Wireless Transaction is a cumulative adjustment of all of the impacts to Verizon equity since February 2014 as if Verizon had not completed the transaction to acquire sole ownership of Verizon Wireless and is also on a thirteen-month weighted average basis from December 2016 to December 2017.

*	May not add due to rounding.

**	Quotient may not compute due to rounding.

Adjusted Consolidated Total Revenue Reconciliation	(dollars in billions)
Year Ended December 31,	2017

Consolidated Total Revenue	$126.0
Less: Operating Revenue from Acquisitions	(4.3)

Adjusted Consolidated Total Revenue*	$121.7

*	May not add due to rounding.

Sustainability at Verizon Verizon gives people the ability to do more through technology, investments and actions designed to educate the21st century workforce and promote environmental sustainability. We are taking action in support of the United Nation’s Sustainable Development Goals: Improving global resource efficiency Reducing carbon intensity: Verizon will deliver a lasting, positive impact on the environment by cutting our own carbon intensity – the carbon our business emits divided by the terabytes of data we transport over our networks – in half over the 2016 baseline by 2025. In addition, Verizon will implement an additional 24 megawatts of green energy by 2025, doubling our current green energy capacity. Supporting carbon abatement: Verizon’s products and services — ranging from high speed internet that allows people to work remotely, to smart grids that increase the efficiency of our power system, to telematics that improve fleet routing — help our customers use less energy, and therefore create fewer greenhouse gas emissions. By 2022, our networks and connected solutions will save more than double the amount of global emissions that our operations create. Supporting quality education Through the Verizon Innovative Learning initiative, we provide free technology, access and hands-on immersive learning in science, technology, engineering and math to students in need.To date, Verizon has reached one million students through these programs, and by 2023, we will help provide an additional fire million students with the skills required to put them on the path to success in an increasingly tech-dependent job market. Reducing waste and supporting recycling We continue to work to reduce the environmental impact of our products through: Managing the materials we use in making them Reducing packaging volume Recycling, refurbishing and/or reusing our products, including batteries Providing recycling information on product labels, and supporting public recycling Verizon received an A- on the Carbon Disclosure Project’s 2017 evaluation and is ranked in CDP’s Leadership scoring band. CDP runs a global voluntary disclosure system by which companies and cities disclose their environmental impacts to inform marketplace decision-making. Verizon chairs the Global e-Sustainability Initiative, a consortium of ICT companies that collaborate to develop and share resources for achieving social and environmental sustainability through technology. Verizon was named an EPA ENERGY STAR Partner of the Year for Sustained Excellence for the fifth consecutive year in 2017. Design by Addison www.addison.com

Giving humans the ability to do more in this world. We call it humanability. It’s why we’re partnering with visionaries from just about every industry you can imagine, using technology and data to turn innovative ideas into reality. Keeping the food chain safe How can a sensor the size of a nickel help stop food poisoning? With a combination of temperature monitoring, real-time alerts, and data collection and analytics, our Internet of Things sensors and our advanced network give businesses the competitive advantage of monitoring quality and providing transparency throughout the supply chain – while keeping people and the global food chain safer.

verizon✓

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

# Admission Ticket

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000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Vote online**

**Vote by telephone**

## Annual Meeting Proxy Card

1234 5678 9012 345

1. Election of Directors:

| Nominee | For | Against | Abstain |
|---|---|---|---|
| 01 - Shellye L. Archambeau | ☐ | ☐ | ☐ |
| 02 - Mark T. Bertolini | ☐ | ☐ | ☐ |
| 03 - Richard L. Carrión | ☐ | ☐ | ☐ |
| 04 - Melanie L. Healey | ☐ | ☐ | ☐ |
| 05 - M. Frances Keeth | ☐ | ☐ | ☐ |
| 06 - Lowell C. McAdam | ☐ | ☐ | ☐ |
| 07 - Clarence Otis, Jr. | ☐ | ☐ | ☐ |
| 08 - Rodney E. Slater | ☐ | ☐ | ☐ |
| 09 - Kathryn A. Tesija | ☐ | ☐ | ☐ |
| 10 - Gregory D. Wasson | ☐ | ☐ | ☐ |
| 11 - Gregory G. Weaver | ☐ | ☐ | ☐ |

+

**B The Board of Directors recommends a vote AGAINST:**

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 4. Special Shareowner Meetings | ☐ | ☐ | ☐ |
| 5. Lobbying Activities Report | ☐ | ☐ | ☐ |
| 6. Independent Chair | ☐ | ☐ | ☐ |
| 7. Report on Cyber Security and Data Privacy | ☐ | ☐ | ☐ |
| 8. Executive Compensation Clawback Policy | ☐ | ☐ | ☐ |
| 9. Nonqualified Savings Plan Earnings | ☐ | ☐ | ☐ |

C 1234567890 JNT

1 P C F 3 6 5 8 6 8 1

+

02RFFC

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02RFFC 1 P C F + Annual Meeting Proxy Card . IMPORTANT ANNUAL MEETING INFORMATION B The Board of Directors recommends a vote AGAINST: For Against Abstain 2. Ratification of Appointment of Independent Registered Public Accounting Firm For Against Abstain 3. Advisory Vote to Approve Executive Compensation + A The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3. 01 - Shellye L. Archambeau 05 - M. Frances Keeth 09 - Kathryn A. Tesija 02 - Mark T. Bertolini 06 - Lowell C. McAdam 10 - Gregory D. Wasson 03 - Richard L. Carrión 07 - Clarence Otis, Jr. 11 - Gregory G. Weaver 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 04 - Melanie L. Healey 08 - Rodney E. Slater For Against Abstain C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. For Against Abstain 4. Special Shareowner Meetings 7. Report on Cyber Security and Data Privacy For Against Abstain 5. Lobbying Activities Report 8. Executive Compensation Clawback Policy For Against Abstain 6. Independent Chair 9. Nonqualified Savings Plan Earnings MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 3 6 5 8 6 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Admission Ticket IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Vote online Go to www.envisionreports.com/vz Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Notice of 2018 Annual Meeting of Shareholders Proxy Solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 3, 2018, 8:30 a.m. Local Time Your signature on the reverse side of this card appoints each of Lowell C. McAdam and William L. Horton, Jr. as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, at the meeting or any adjournment or postponement of the meeting the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this card in the enclosed envelope so that your vote is received by April 30, 2018. If you do not properly sign and return this card, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustee receives your voting instructions by April 30, 2018 your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement. If you are voting by mail, please sign and return this card in the enclosed envelope. Please sign exactly as the name(s) appears on this card. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card. Your email address can help save the environment. Vote online and register for electronic communications today. Verizon Communications Inc. 2018 Annual Meeting Admission Ticket May 3, 2018, 8:30 a.m. Local Time Hyatt Regency Lake Washington at Seattle’s Southport 1053 Lake Washington Boulevard North Renton, Washington 98056 Upon arrival, please present this admission ticket at the registration desk. . IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.